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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

DIGITALNET HOLDINGS, INC. (Name of Registrant as Specified In Its Charter)
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	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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DIGITALNET HOLDINGS, INC.
2525 Network Place
Herndon, Virginia 20171
(703) 563-7500

NOTICE OF ACTION BY WRITTEN CONSENT
AND OF APPRAISAL RIGHTS

October 4, 2004

Dear Stockholder:

        DigitalNet Holdings, Inc., a Delaware corporation that we refer to as DigitalNet, is writing to you in connection with the Agreement and Plan of Merger, dated as of September 11, 2004, by and among BAE Systems North America Inc., a Delaware corporation that we refer to as BAE Systems, BAE Systems Acquisition Corp., a Delaware corporation and wholly owned subsidiary of BAE Systems, and DigitalNet. We refer to this agreement as the merger agreement and to the merger contemplated by the merger agreement as the merger.

        Pursuant to the merger agreement, upon consummation of the merger, each holder of DigitalNet common stock (other than stockholders who validly perfect appraisal rights under Delaware law, DigitalNet, BAE Systems, Acquisition Sub and their respective wholly owned subsidiaries) will be entitled to receive $30.25 per share in cash without interest, and DigitalNet will become a wholly owned subsidiary of BAE Systems.

        The board of directors of DigitalNet has determined that the terms of the merger agreement and the merger are advisable and fair to and in the best interests of DigitalNet stockholders and has approved the terms of the merger agreement and the merger. A copy of the merger agreement is attached to this information statement as Annex A.

        Under Delaware law, the approval of the holders of a majority of the outstanding shares of DigitalNet common stock is required to adopt the merger agreement. On September 11, 2004, holders of approximately 59% of the outstanding common stock of DigitalNet approved and adopted the merger agreement by written consent. This action by written consent is sufficient to adopt the merger agreement without the affirmative vote of any other DigitalNet stockholder. Accordingly, your approval is not required and is not being requested. Neither DigitalNet nor BAE Systems is soliciting proxies from DigitalNet stockholders.

        If you did not consent to the adoption of the merger agreement and you follow the procedural requirements of the Delaware General Corporate Law, referred to as the DGCL, you may demand appraisal of your shares and receive their fair cash value as appraised by the Delaware Court of Chancery. A copy of the provision of the DGCL that grants appraisal rights and specifies the required procedures for demanding appraisal is attached to this information statement as Annex C. For additional information, see "The Merger—Appraisal Rights" in the attached information statement.

        This notice and the information statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the DGCL. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        Under Section 262 of the DGCL, DigitalNet stockholders may be entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the "fair value" of your shares of DigitalNet common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of $30.25 in cash. This notice and the information statement attached hereto shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex C to the information statement attached hereto.

        THE MERGER INVOLVES SEVERAL RISKS, AS DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT. Please read this information statement carefully and in its entirety.

By order of the Board of Directors,
Jack Pearlstein Secretary

        This notice and the information statement attached hereto are first being mailed to DigitalNet stockholders on October 4, 2004.

DIGITALNET HOLDINGS, INC.
INFORMATION STATEMENT
October 4, 2004

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        This information statement is being furnished to the holders of the common stock of DigitalNet Holdings, Inc., a Delaware corporation that we refer to as DigitalNet, by DigitalNet's board of directors in connection with the Agreement and Plan of Merger, dated as of September 11, 2004, by and among BAE Systems North America Inc., a Delaware corporation that we refer to as BAE Systems, BAE Systems Acquisition Corp., a Delaware corporation and wholly owned subsidiary of BAE Systems that we refer to as Acquisition Sub, and DigitalNet. We refer to the Agreement and Plan of Merger as the merger agreement and to the merger contemplated by the merger agreement as the merger.

        The board of directors of DigitalNet has determined that the terms of the merger agreement and the merger are advisable and fair to and in the best interests of DigitalNet stockholders and has approved the terms of the merger agreement and the merger. A copy of the merger agreement is attached to this information statement as Annex A.

        Pursuant to the merger agreement, upon consummation of the merger, each holder of DigitalNet common stock (other than stockholders who validly perfect appraisal rights under Delaware law, DigitalNet, BAE Systems, Acquisition Sub and their respective wholly owned subsidiaries) will be entitled to receive $30.25 per share in cash, without interest.

        The merger involves risks, including the existence of several conditions to the obligations of BAE Systems to consummate the merger, all of which must be either satisfied or waived prior to the consummation of the merger. In addition, the announcement of the merger may have a negative effect on DigitalNet's operations. These conditions are discussed in greater detail in this information statement. We urge you to read the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page 33.

        In accordance with Delaware law, the affirmative vote or consent of the holders of a majority of the voting power of the outstanding shares of DigitalNet common stock is required to adopt the merger agreement. As of September 11, 2004, GTCR Fund VII, L.P.; GTCR Co-Invest, L.P.; Ken S. Bajaj, our Chairman, Chief Executive Officer and President; and Bajaj Family Limited Partnership, which we refer to together as the principal stockholders, collectively own common stock of DigitalNet representing approximately 59% of the shares of common stock entitled to vote on the adoption of the merger agreement. The principal stockholders have delivered written consents adopting the merger agreement. Because the principal stockholders own shares of common stock representing greater than a majority of the voting power of the outstanding shares entitled to be cast on the adoption of the merger agreement, this action by written consent is sufficient to adopt the merger agreement and to approve the merger without any further action by any other DigitalNet stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested.

        Neither DigitalNet nor BAE Systems is soliciting proxies from DigitalNet stockholders. This information statement and notice attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the Delaware General Corporation Law, which we refer to as the DGCL.

        Under Section 262 of the DGCL, DigitalNet stockholders may be entitled to appraisal rights in connection with the merger, as described in this information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the "fair value" of your shares of DigitalNet common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of $30.25 in cash. This information statement and the notice attached hereto constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex C to the information statement.

        Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement to DigitalNet stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger may not be consummated until that time has elapsed, and therefore, the earliest possible date on which the merger can be consummated is October 25, 2004.

        Please read this information statement carefully and in its entirety, as it contains important information.

        Please do not send in your DigitalNet stock certificates at this time. If the merger is consummated, you will receive instructions regarding the surrender of your stock certificates and payment for your DigitalNet shares as promptly as practicable after the merger is consummated.

        Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has passed upon the adequacy or accuracy of this information statement or determined if this information statement is complete. Any representation to the contrary is a criminal offense.

By order of the Board of Directors,
Jack Pearlstein Secretary

        This information statement is dated October 4, 2004 and is first being mailed to DigitalNet stockholders on October 4, 2004.

QUESTIONS AND ANSWERS ABOUT THE MERGER	Q-1
SUMMARY	1
The Proposed Transaction	1
The Companies	1
What You Will Be Entitled to Receive Upon Completion of the Merger	2
Record Date	2
Recommendation of Our Board of Directors	2
Opinion of DigitalNet's Financial Advisor	2
The Written Consent	3
Interests of Directors and Executive Officers in the Merger	3
Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders	4
The Merger Agreement	4
Conditions to the Merger	4
No Solicitation of Other Offers	4
Termination of the Merger Agreement	4
Termination Fees	5
Appraisal Rights	5
Regulatory Approvals	6
THE COMPANIES	7
DigitalNet Holdings, Inc.	7
BAE Systems North America Inc.	8
BAE Systems Acquisition Corp.	8
THE MERGER	9
Background	9
Required Approval of the Merger; Written Consent	12
Record Date	12
Recommendation of Our Board of Directors	13
Reasons for the Merger	13
Opinion of DigitalNet's Financial Advisor	14
Financing Conditions	19
Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders	20
Interests of Directors and Executive Officers in the Merger	21
Appraisal Rights	23
Form of the Merger	26
Conversion of Shares; Procedures for Exchange of Certificates	26
Regulatory Approvals Required for the Merger	26
THE MERGER AGREEMENT	28
The Merger	28
Merger Consideration	28
Directors and Officers	28
Treatment of Stock Options and Warrants	28
Stockholders Seeking Appraisal	29
Payment for the Shares	29
Representations and Warranties	30
Conduct of Business Pending the Merger	31
Efforts to Complete the Merger	32
Conditions to the Merger	33
No Solicitation of Other Offers	35
Termination of the Merger Agreement	36

i

Termination Fees	37
Employee Obligations	38
Amendment, Extension and Waiver	38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	41
WHERE YOU CAN FIND MORE INFORMATION	42
ANNEXES
Annex A — Agreement and Plan of Merger	A-1
Annex B — Fairness Opinion of Banc of America Securities LLC	B-1
Annex C — Section 262 of the Delaware General Corporation Law	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this statement and the documents referred to in this statement.

Q.
WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.
Provisions of Delaware law and applicable securities regulations require us to provide you with information regarding the merger even though your vote or consent is neither required nor requested to complete the merger.

Q.
WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER?

A.
The merger requires the affirmative vote or consent of the holders of a majority of the voting power of the outstanding common stock. This approval was obtained on September 11, 2004 when four of our stockholders, which together hold approximately 59% of our common stock as of September 11, 2004, executed written consents to adopt the merger agreement.

Q.
WHAT IS THE PROPOSED TRANSACTION?

A.
The proposed transaction provides for the acquisition of DigitalNet by BAE Systems. The proposed transaction would be accomplished through a merger of Acquisition Sub, a wholly owned subsidiary of BAE Systems, with and into DigitalNet, with DigitalNet surviving. As a result of the merger, DigitalNet will become a wholly owned subsidiary of BAE Systems and DigitalNet common stock will cease to be listed on the Nasdaq National Market and will not be publicly traded.

Q.
WHY DID THE BOARD OF DIRECTORS RECOMMEND THE MERGER AGREEMENT?

A.
Our board of directors voted to approve and recommend the adoption of the merger agreement. To review our board of director's reasons for recommending adoption of the merger agreement, see "The Merger—Reasons for the Merger" on page 13 of this information statement.

Q.
IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF DIGITALNET COMMON STOCK?

A.
In the merger, each share of our common stock that is issued and outstanding will be converted into the right to receive $30.25 in cash, without interest, which we refer to as the per share merger consideration. As a result of the merger, upon the surrender of your stock certificates, you will receive a total amount equal to the product obtained by multiplying the per share merger consideration by the number of shares of our common stock that you own. In the event of a transfer of ownership of common stock that is not registered in the records of our transfer agent, the cash consideration for shares of our common stock may, subject to certain requirements, be paid to a person other than the person in whose name the certificate so surrendered is registered. See "The Merger—Conversion of Shares; Procedures for Exchange of Certificates."

Q:
WILL THE MERGER CONSIDERATION I RECEIVE IN THE MERGER INCREASE IF DIGITALNET'S RESULTS OF OPERATIONS IMPROVE OR IF THE PRICE OF DIGITALNET'S COMMON STOCK INCREASES ABOVE THE CURRENT MERGER CONSIDERATION?

A:
No. The value of the merger consideration is fixed. The merger agreement does not contain any provision that would adjust the merger consideration based on fluctuations in the price of DigitalNet's common stock, the amount of working capital held by DigitalNet at the consummation of the merger or improvements in the results of operations of DigitalNet prior to the consummation of the merger.

Q.
IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

A.
Yes. Before completion of the merger, DigitalNet, BAE Systems and Acquisition Sub must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the merger will not be completed. See "The Merger Agreement—Conditions to the Merger" on page 33 of this information statement.

Q:
WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO APPROVE THE MERGER AND ADOPT THE MERGER AGREEMENT?

A:
Adoption of the merger agreement requires the affirmative vote or consent of a majority in voting power of the outstanding shares of common stock of DigitalNet. GTCR Fund VII, L.P.; GTCR Co-Invest, L.P.; Ken S. Bajaj and Bajaj Family Limited Partnership, the holders of approximately 59% of the outstanding shares of common stock of DigitalNet, have already acted by written consent to adopt the merger agreement. The action by written consent is sufficient to adopt the merger agreement and approve the merger without the approval of any other stockholder of DigitalNet. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.
AM I ENTITLED TO APPRAISAL RIGHTS?

A.
Yes. You are entitled to appraisal rights under the DGCL in connection with the merger. See "The Merger—Appraisal Rights" on page 23 of this information statement.

Q.
WHAT HAPPENS IF A THIRD PARTY MAKES AN OFFER TO ACQUIRE DIGITALNET BEFORE THE MERGER IS COMPLETED?

A.
Our board of directors may, subject to certain requirements and rights of BAE Systems, terminate the merger agreement before October 11, 2004 in order to enter into a superior acquisition agreement with a third party contemplating the acquisition of DigitalNet if our board of directors determines in good faith and after consultation with its financial and legal advisors that the consideration payable to DigitalNet stockholders under that acquisition agreement has a higher value than the consideration to be received by DigitalNet stockholders in the merger and that the superior proposal is reasonably capable of being completed. See "The Merger Agreement—Termination of the Merger Agreement" on page 36 of this information statement. In the event that our board of directors terminates the merger agreement to enter into a superior acquisition agreement with a third party, we will be obligated to pay BAE Systems a termination fee of $16,350,000. See "The Merger Agreement—Termination Fees" on page 37 of this information statement.

Q.
WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.
We expect the merger to occur in the fourth quarter of 2004, subject to certain government regulatory reviews and approvals; however, there can be no assurance that the merger will close at that time, or at all.

Q.
SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A.
No. After the merger is completed, you will be sent detailed instructions for exchanging your stock certificates for the merger consideration.

Q.
WILL I OWE TAXES AS A RESULT OF THE MERGER?

A.
The merger will be a taxable transaction for all U.S. holders of our common stock. As a result, assuming you are a U.S. holder, the cash you receive in the merger for your shares of our common stock will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) the adjusted tax basis of your shares of our common stock surrendered. See "The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders" on page 20 of this information statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.
WHERE CAN I FIND MORE INFORMATION ABOUT DIGITALNET?

A.
We file periodic reports and other information with the SEC, which we refer to as the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please refer to the section entitled "Where You Can Find More Information" on page 42 of this information statement.

Q.
WHO CAN HELP ANSWER MY QUESTIONS?

A.
If you have questions about the merger after reading this information statement, please call Joe Cormier, Vice President of Corporate Development of DigitalNet, at (703) 563-7500.

SUMMARY

        This summary highlights important information in this information statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire information statement and the other documents to which this information statement refers you for a more complete understanding of the merger, including in particular the copy of the merger agreement and the opinion of Banc of America Securities that are attached to this information statement as Annexes A and B, respectively. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE PROPOSED TRANSACTION

  •
  Pursuant to the merger agreement, Acquisition Sub will merge with and into DigitalNet with DigitalNet continuing as the surviving corporation.

  •
  Upon completion of the merger, each issued and outstanding share of our common stock will automatically be cancelled and will cease to exist and each outstanding share not owned by DigitalNet, BAE Systems or Acquisition Sub will be converted into the right to receive $30.25 in cash, without interest.

  •
  As a result of the merger, DigitalNet will cease to be an independent, publicly traded company and will become a wholly owned subsidiary of BAE Systems.

THE COMPANIES (SEE PAGE 7)

  DIGITALNET HOLDINGS, INC. (SEE PAGE 7)

        DigitalNet, which we also refer to in this information statement as we, us or our company, is headquartered in Herndon, Virginia. DigitalNet is an information technology services and solutions provider that helps develop and deploy information technology systems that reduce cost, improve performance and drive competitive advantage for leading companies worldwide. We focus on mission-critical business systems that are engineered to integrate, perform and scale, reliably and predictably. Our current and former customers are among the world's largest and most sophisticated providers and users of information technology.

        Our principal executive office is located at 2525 Network Place, Herndon, Virginia 20171, and our telephone number is (703) 563-7500.

  BAE SYSTEMS NORTH AMERICA INC. (SEE PAGE 8)

        BAE Systems is headquartered in Rockville, Maryland. BAE Systems is a wholly owned subsidiary of BAE Systems plc. BAE Systems is a leading electronics, information systems and technology services company, and one of the largest providers of systems and services for the U.S. Department of Defense. BAE Systems currently employs more than 26,000 people across some 30 states, generating sales of more than $5 billion. BAE Systems designs, develops, manufactures and supports a wide range of advanced aerospace products, electronic systems and information technology for the U.S. Government and commercial customers.

        BAE Systems' principal executive office is located at 1601 Research Boulevard, Rockville, Maryland 20850, and its telephone number is (301) 838-6000.

  BAE SYSTEMS ACQUISITION CORP. (SEE PAGE 8)

        Acquisition Sub is a Delaware corporation organized in connection with the merger and to date has engaged in no activities other than those incident to its formation and the consummation of the merger. Acquisition Sub is a wholly owned subsidiary of BAE Systems. The mailing address of

Acquisition Sub's principal executive offices is 1601 Research Boulevard, Rockville, Maryland 20850, and its telephone number is (301) 838-6000.

MERGER CONSIDERATION (SEE PAGE 28)

        Upon completion of the merger, each share of our common stock issued and outstanding will be converted into the right to receive $30.25 in cash, without interest. As a result of the merger, you will receive a total amount equal to the product obtained by multiplying $30.25 by the number of shares of our common stock that you own upon surrender of your stock certificates. We expect the merger to close in the fourth quarter of 2004, subject to certain government regulatory reviews and approvals; however, there can be no assurance that the merger will close at that time, or at all.

RECORD DATE (SEE PAGE 12)

        The written consents approving and adopting the merger agreement were executed on September 11, 2004. This is the date used for determining the stockholders entitled to receive notice and to receive this information statement and for determining the number of shares of DigitalNet common stock outstanding and therefore necessary to adopt the merger agreement. On September 11, 2004, there were 16,344,792 shares of common stock outstanding and entitled to vote. Each share of our common stock issued and outstanding is entitled to one vote.

RECOMMENDATION OF OUR BOARD OF DIRECTORS (SEE PAGE 13)

        After careful consideration, our board of directors:

  •
  determined that the terms of the merger, the merger agreement and the other transaction agreements and the other transactions contemplated by such agreements are fair to, and in the best interest of, our stockholders;

  •
  approved the merger agreement and the other transaction agreements and declared the merger agreement advisable; and

  •
  recommended that our stockholders approve and adopt the merger agreement.

        The "transaction agreements" are the merger agreement, the restrictive covenants agreements, the stockholders agreement and the employment agreement with Steven Hanau, each of which is described more fully in this information statement.

        For a discussion of the material factors considered by our board of directors in reaching their conclusion, see "The Merger—Reasons for the Merger."

OPINION OF DIGITALNET'S FINANCIAL ADVISOR (SEE PAGE 14)

        On September 11, 2004, Banc of America Securities LLC, which we refer to as Banc of America Securities, delivered its oral opinion, which was subsequently confirmed in writing as of September 11, 2004, to the effect that, and based upon and subject to the factors and assumptions and limitations set forth therein, as of September 11, 2004, the per share merger consideration to be received by the holders of our common stock in the merger is fair from a financial point of view to such holders.

        The full text of the written opinion of Banc of America Securities, dated September 11, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this information statement. Banc of America Securities provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. It does not constitute an opinion or recommendation to any stockholder of DigitalNet as to any matter relating to the merger. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of our board of directors to proceed with or effect the merger or any other aspect of the merger. You are urged to read the opinion in its entirety.

REQUIRED APPROVAL OF THE MERGER; WRITTEN CONSENT (SEE PAGE 12)

        Under Delaware law and DigitalNet's bylaws, the adoption of the merger agreement by DigitalNet's stockholders may be provided without a meeting by written consent of the stockholders holding a majority of the voting power of the outstanding shares of common stock. On September 11, 2004, GTCR Fund, L.P.; GTCR Co-Invest, L.P.; Ken S. Bajaj and Bajaj Family Limited Partnership, which together owned as of that date approximately 59% of the shares entitled to vote on the adoption of the merger agreement, entered into a stockholders agreement with BAE Systems pursuant to which these stockholders agreed to take specified actions in furtherance of the merger, including providing written consent to the adoption of the merger agreement. On September 11, 2004, following the execution of the merger agreement, these stockholders executed written consents approving and adopting the merger agreement. This means that the merger can occur without the vote of any other DigitalNet stockholders and there will not be a special meeting of DigitalNet stockholders at which you will vote on the adoption of the merger.

        Federal securities laws state that the merger may not be completed until 20 days after the date of mailing of this information statement to DigitalNet stockholders. Therefore, notwithstanding the execution and delivery of the written consents, the merger will not occur until that time has elapsed. We expect the merger to close in the fourth quarter 2004, subject to certain government regulatory reviews and approvals. However, there can be no assurance that the merger will close at that time, or at all.

        When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires notice of the action to those stockholders who did not vote. This information statement and the notice attached hereto shall constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 21)

        Some of our executive officers and the members of our board of directors have interests in the merger that are different from, or in addition to, the interests of DigitalNet and our stockholders generally. The members of our board of directors were aware of these interests and considered them at the time they approved the merger agreement.

        These interests include:

  •
  enhanced severance payments and benefits that may be due to our officers in the event of a termination upon the occurrence of or following the merger;

  •
  the accelerated vesting of options to acquire our common stock held by directors and executive officers;

  •
  payment of transaction bonuses to certain of our executive officers upon the completion of the merger and eligibility of certain of our executive officers to receive retention bonuses based on continued employment for specified periods following the completion of the merger;

  •
  execution of a new employment agreement by Steven L. Hanau, our Senior Vice President, which will be effective upon the closing of the merger and which will provide for certain benefits that may be greater than those he is eligible for under his current employment agreement;

  •
  an advisory fee to be paid to Richard Perle, an independent member of our board of directors, by the Company's principal stockholders for his assistance in facilitating the merger; and

  •
  the right to continued indemnification and directors' and officers' liability insurance for our directors and officers by the surviving corporation for events occurring prior to the time of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS (SEE PAGE 20)

        The receipt of the per share merger consideration in cash for each share of our common stock pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders that are U.S. holders generally will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between the per share merger consideration and the adjusted tax basis in that share owned by the stockholder. That gain or loss will be a capital gain or loss if the share is held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the share has been held for more than one year at the time of the completion of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

THE MERGER AGREEMENT

  CONDITIONS TO THE MERGER (SEE PAGE 33)

        As more fully described in this information statement and the merger agreement, the completion of the merger depends on the satisfaction or waiver of a number of conditions. If these conditions are not satisfied or waived, the merger will not be completed.

  NO SOLICITATION OF OTHER OFFERS (SEE PAGE 35)

        The merger agreement provides that DigitalNet and its subsidiaries may not, and may not allow any of their respective officers, directors, employees, agents and representatives, to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposals or offers that may reasonably be expected to lead to a takeover proposal, including proposals and offers to its stockholders, or give any indication of interest with respect to a takeover proposal, (ii) enter into any agreement with respect to a takeover proposal or (iii) participate in any discussions or negotiations or furnish information if such action may reasonably be expected to lead to a takeover proposal. A "takeover proposal" is any proposal or offer for (i) a merger or consolidation of DigitalNet, (ii) the issuance by DigitalNet of 20% of its securities for the assets of another person or (iii) the acquisition of 20% of the securities or assets of DigitalNet. DigitalNet must promptly notify BAE Systems if it receives any unsolicited takeover proposals. DigitalNet may respond to certain unsolicited takeover proposals that the board of directors determines, in good faith and after consultation with outside counsel and financial advisors, constitute, or are reasonably likely to lead to a superior proposal.

        A "superior proposal" is an offer to acquire more than 50% of the voting power of DigitalNet's common stock or all or substantially all of the assets of DigitalNet that DigitalNet's board determines in its good faith judgment (after consultation with a financial advisor) has a higher value than the consideration to be received by DigitalNet stockholders in the merger and that is reasonably capable of being completed.

  TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 36)

        The merger agreement may be terminated at any time prior to the completion of the merger:

  •
  by mutual written consent of DigitalNet, BAE Systems and Acquisition Sub;

  •
  by either DigitalNet or BAE Systems:

  •
  if the merger is not completed on or before January 31, 2005, unless the failure to consummate the merger is the result of a willful and material breach of the merger agreement or any related transaction agreements by the party seeking to terminate the agreement; or

  •
  if a governmental entity issues an order, decree or ruling or takes any other actions permanently enjoining, restraining or otherwise prohibiting the merger and the order, decree, ruling or other action has become final and nonappealable;

  •
  by BAE Systems:

  •
  if our board of directors recommends the approval or adoption of a takeover proposal; determines that the merger agreement or merger is no longer advisable; withdraws or modifies in a manner adverse to BAE Systems or Acquisition Sub the approval of the merger agreement, the merger or any related transactions; recommends that our stockholders reject the merger agreement, the merger or any of the related transactions; or resolves, agrees or publicly proposes to take any of the above actions; or

  •
  if we have breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement or any related transaction agreements, such that the conditions set forth under "The Merger Agreement—Conditions to the Merger—Conditions to BAE Systems' and Acquisition Sub's Obligations" are not capable of being satisfied by January 31, 2005; or

  •
  by DigitalNet:

  •
  if BAE Systems or Acquisition Sub breaches or fails to perform any of its representations, warranties, covenants or agreements under the merger agreement or any related transaction agreements, such that the conditions set forth in the "The Merger Agreement—Conditions to the Merger—Conditions to DigitalNet's Obligations" are not capable of being satisfied by January 31, 2005; or

      prior to October 11, 2004, solely in response to an unsolicited superior proposal, so long as we concurrently enter into a binding acquisition agreement containing the terms of a superior proposal and subject to certain requirements and rights of BAE Systems.

  TERMINATION FEES (SEE PAGE 37)

        In certain circumstances, the board of directors has the right to terminate the merger agreement in connection with the receipt of a superior acquisition proposal, as further described in "The Merger Agreement—Termination of the Merger Agreement." In that event and in certain other specified circumstances the merger agreement provides that we must pay BAE Systems a termination fee of $16,350,000. See "The Merger Agreement—Termination Fees."

  APPRAISAL RIGHTS (SEE PAGE 23)

        Stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law, if such rights are properly perfected. The fair value of shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to stockholders who choose not to exercise their appraisal rights. To preserve their rights, stockholders who wish to exercise appraisal rights must precisely follow specific procedures. These procedures are described in this information statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this information statement. We encourage you to read these provisions carefully and in their entirety.

  REGULATORY APPROVALS REQUIRED FOR THE MERGER (SEE PAGE 26)

        The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On September 17, 2004, DigitalNet and BAE Systems each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on October 18, 2004.

        Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, which we refer to as Exon-Florio, authorizes the President of the United States to make an investigation to determine the effects on national security of mergers, acquisitions and takeovers by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The merger with BAE Systems is subject to review under Exon-Florio because BAE Systems is a wholly owned subsidiary of a foreign corporation. On September 20, 2004, DigitalNet and BAE Systems filed the required notification with CFIUS. Unless CFIUS takes further action, the waiting period will expire at 11:59 p.m. on October 20, 2004.

        Under the merger agreement, both DigitalNet and BAE Systems have agreed to use their reasonable best efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity in connection with the execution of the merger agreement and completion of the merger. Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, a review under Exon-Florio, the expiration of 20 days from the dissemination of this information statement to DigitalNet's stockholders and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE COMPANIES

DIGITALNET HOLDINGS, INC.

        We are a leading provider of strategic consulting, managed network, information security, and application development services and solutions to U.S. civilian, defense and intelligence federal government agencies as measured by our revenues. We have more than 30 years of proven experience in providing information technology services and solutions to our U.S. federal government clients. Our comprehensive information technology services and solutions allow our clients to outsource the design, implementation, integration, management, and security of their increasingly complex computer networks and systems. We are focused on increasing network reliability, reducing overall network costs, and rapidly migrating mission critical network computing environments to new technologies, which are critical elements for maintaining the daily operations of numerous federal agencies.

        We provide comprehensive information technology services and solutions through an integrated set of four core offerings:

  •
  Strategic Consulting Services. We provide strategic consulting services that better enable our clients to improve mission performance and meet legislative mandates through the efficient use of information technology (IT) and human capital. For example, for one of our Department of Defense customers who wanted to rapidly consolidate functionally related IT projects from a management and investment oversight perspective, we developed an overall plan that facilitated the realignment of each of the IT projects that reduced the total investment dollars required, and simplified project management and the implementation process.

  •
  Managed Network Services. We provide managed network services that help our clients more reliably and efficiently manage their increasingly complex network computing environments. For example, for one of our civilian agency clients who wanted to outsource a number of its managed network services requirements, we designed and currently maintain an improved network architecture that significantly increased network capacity and reliability for more than 17,000 users in more than 2,000 field locations across several different departments.

  •
  Information Security Solutions. We provide information security solutions that help our clients protect the availability, integrity, and confidentiality of their data and underlying computing systems. For example, for one of our intelligence agency clients who wanted to outsource a number of its managed network services requirements, we designed and currently maintain an improved network architecture and we engineered a number of security systems. In order to provide secure access for personnel working in overseas locations, we deployed security systems that operate at multiple security levels and allow increased flexibility, responsiveness and security in managing classified data.

  •
  Application Development and Integration. We provide application development and integration services and solutions that help our clients more efficiently run their organizations through the use of customized software applications. We have developed electronic web-based procurement systems, logistics systems, financial systems, command and control systems, and knowledge management systems. For example, for one of our Department of Defense clients, we designed, developed, deployed, integrated and currently maintain a financial software application that is used to manage our client's standard accounting systems as well as its standard base supply and medical logistics systems.

        We were formed as a Delaware corporation on September 7, 2001. Our principal executive office is located at 2525 Network Place, Herndon, Virginia 20171, and our telephone number is (703) 563-7500.

BAE SYSTEMS NORTH AMERICA INC.

        BAE Systems is headquartered in Rockville, Maryland. BAE Systems is a wholly owned subsidiary of BAE Systems plc. BAE Systems is a leading electronics, information systems and technology services company, and one of the largest providers of systems and services for the U.S. Department of Defense. BAE Systems currently employs more than 26,000 people across some 30 states, generating sales of more than $5 billion. BAE Systems designs, develops, manufactures and supports a wide range of advanced aerospace products, electronic systems and information technology for the U.S. Government and commercial customers.

        BAE Systems' principal executive office is located at 1601 Research Boulevard, Rockville, Maryland 20850, and its telephone number is (301) 838-6000.

BAE SYSTEMS ACQUISITION CORP.

        Acquisition Sub is a Delaware corporation organized in connection with the merger and to date has engaged in no activities other than those incident to its formation and the consummation of the merger. Acquisition Sub is a wholly owned subsidiary of BAE Systems. The mailing address of Acquisition Sub's principal executive offices is 1601 Research Boulevard, Rockville, Maryland 20850, and its telephone number is (301) 838-6000.

THE MERGER

BACKGROUND

        In connection with our business, we routinely team with or subcontract to divisions of large U.S. defense and U.S. federal information technology contractors. As a result, we have frequent discussions with such companies on existing business, new business opportunities and strategic alliances. These discussions are an important part of our growth strategy because they involve a dialogue with our most strategically important team members and prime contractor customers.

        Between April 2004 and late July 2004, Ken S. Bajaj, our Chairman, Chief Executive Officer and President, and Jack Pearlstein, our Chief Financial Officer, engaged in discussions with two large government contractors, one of which contacted us through Banc of America Securities, regarding the potential for teaming opportunities, a strategic alliance or a possible business combination. In May 2004, DigitalNet executed a confidentiality agreement with one of these contractors. After preliminary discussions, DigitalNet determined not to move forward with either of these parties.

        In April 2004, Richard N. Perle, one of our directors, spoke with Mark Ronald, President and Chief Executive Officer of BAE Systems, regarding the desire to grow our respective information systems and technology businesses, including the possibility of future teaming relationships, strategic alliances or a business combination. Following the discussion with Mr. Perle, a representative of BAE Systems contacted Mr. Bajaj to arrange a meeting.

        On May 3, 2004, Mr. Bajaj and Mr. Pearlstein met with Mr. Ronald and Lucy Reilly Fitch, Senior Vice President, Acquisitions & Strategy of BAE Systems, and had a general discussion regarding the companies' respective businesses, a potential teaming relationship and the possibility of a strategic alliance. During this meeting, Mr. Ronald inquired as to the future plans of DigitalNet. Mr. Bajaj indicated that DigitalNet was not for sale, but that any and all credible offers for DigitalNet would be brought to DigitalNet's board of directors for consideration.

        From June 18, 2004 to July 7, 2004, members of management of DigitalNet and BAE Systems had a series of discussions about the companies' respective businesses and the possibility of BAE Systems acquiring DigitalNet.

        On July 9, 2004, DigitalNet executed a confidentiality agreement with BAE Systems and received a non-binding indication of interest letter from BAE Systems. The indication of interest letter set forth an equity value of DigitalNet of between $437 million to $477 million, based on various assumptions about DigitalNet's debt and equity structure.

        On July 12, 2004, members of management of DigitalNet and BAE Systems discussed the proposed acquisition of DigitalNet. During this meeting, Mr. Bajaj indicated that he would take BAE Systems' proposed valuation to the board for consideration, but that he did not view the proposed valuation sufficient to pursue further discussions and that he believed the board of directors would have the same opinion.

        On July 14, 2004, Mr. Bajaj and Mr. Pearlstein held a discussion with the members of DigitalNet's audit committee following a regular audit committee meeting and also had conversations with several of the remaining members of the board. During these discussions, Mr. Bajaj and Mr. Pearlstein reviewed all prior discussions held with BAE Systems, the contents of the indication of interest letter, and precedent transaction multiples in the federal information technologies services market. Based upon these discussions, DigitalNet's board requested that Mr. Bajaj and Mr. Pearlstein inform BAE Systems that DigitalNet would accept no less than $30 per share.

        From July 19, 2004 to July 30, 2004, members of management of DigitalNet and BAE Systems held a series of meetings to discuss DigitalNet's business and the possible acquisition.

        On July 26, 2004 and July 30, 2004, Mr. Bajaj, Mr. Pearlstein and Steven Hanau, our Senior Vice President, presented a detailed business overview to BAE Systems executives, other BAE Systems personnel and their advisors. The parties also discussed the possible acquisition.

        On August 2, 2004, BAE Systems delivered a revised indication of interest letter. The valuation range indicated in this revised indication of interest letter was $30 to $31 per share. The revised indication of interest letter also provided that DigitalNet would negotiate exclusively with BAE Systems for a period of thirty days from the commencement of BAE Systems' due diligence on August 4, 2004. Subsequent to entering into this exclusivity agreement, DigitalNet received two calls from a potential strategic partner who expressed an interest in beginning discussions regarding a transaction. DigitalNet did not engage in conversations with this party due to the agreement with BAE Systems.

        On August 2, 2004, DigitalNet's board of directors held a telephonic meeting to discuss the revised indication of interest letter provided by BAE Systems. After discussion with management and outside legal advisers, the board of directors unanimously approved the execution of the indication of interest letter and provided senior management with the authority to allow BAE Systems to proceed with further due diligence and to begin negotiation of definitive transaction documents.

        On August 4, 2004 and August 6, 2004, executive management members of DigitalNet met with executive management members of BAE Systems to discuss their respective businesses, prospects and plans for future growth.

        On August 11, 2004, DigitalNet's board of directors held a telephonic meeting to discuss the overall progress of the transaction and to specifically address certain aspects of Delaware corporate law. Fried, Frank, Harris, Shriver & Jacobson LLP, DigitalNet's outside legal counsel, reviewed for the board its fiduciary obligations under Delaware law. At this meeting, the board authorized the company to engage Banc of America Securities to provide a fairness opinion.

        In mid-August 2004, Mr. Perle initiated a telephone conversation with Mr. Ronald to discuss the status of the proposed transaction.

        On August 19, 2004, BAE Systems made a request to extend the exclusivity period to September 10, 2004. On August 20, 2004, BAE Systems distributed to DigitalNet and its representatives a first draft of the merger agreement prepared by Cravath, Swaine & Moore LLP, BAE Systems' outside counsel.

        On August 24, 2004, DigitalNet's board of directors held a telephonic meeting attended by Fried Frank to discuss various matters, including the progress of the transaction, the request for an extension of the exclusivity period, the terms and conditions contained in the initial draft of the merger agreement and other matters related to the proposed transaction. The DigitalNet Board authorized management to extend BAE Systems' period of exclusivity to September 10, 2004 from September 3, 2004. Following this discussion, Messrs. Bajaj and Canfield discussed a proposal to pay Mr. Perle an advisory and success fee, which we refer to as the "advisory fee," if the transaction with BAE Systems were to ultimately be consummated. They discussed the benefit to DigitalNet of Mr. Perle's introduction to BAE Systems and his assistance in facilitating the transaction. DigitalNet's board of directors determined that it would make a recommendation to the audit committee at the next board meeting regarding the terms of the advisory fee. Mr. Perle did not attend this meeting, and the board determined that, because of the potential advisory fee, Mr. Perle should recuse himself from any further board deliberations concerning a transaction with BAE Systems.

        On August 25, 2004, DigitalNet sent BAE Systems a revised draft of the merger agreement, and from August 27 to September 11, 2004, DigitalNet, BAE Systems, Fried Frank and Cravath engaged in extensive negotiations regarding the terms of the draft merger agreement and the ancillary agreements and exchanged numerous drafts of these agreements.

        During the same time period Messrs. Pearlstein and Bajaj had periodic conversations with members of DigitalNet's board of directors regarding the status of the merger discussions. On September 7, 2004 DigitalNet's board of directors held a telephonic meeting to discuss the status of negotiations with BAE Systems, including updates from DigitalNet's outside legal counsel regarding the material terms of the proposed definitive agreements and material open issues. The board also discussed the previously proposed advisory fee for Mr. Perle. The board made a recommendation to the audit committee that it consider approving the payment by DigitalNet to Mr. Perle of an advisory fee in the amount of $2,500,000 upon the consummation of any transaction with BAE Systems, as compensation for Mr. Perle's role in making an introduction to BAE Systems and providing advisory services. After discussion among the members of the board and the legal advisors, DigitalNet's board of directors authorized management to continue negotiations of the definitive agreements with BAE Systems.

        From September 8 through September 11, 2004, members of DigitalNet's audit committee and its own independent counsel, Gibson, Dunn & Crutcher LLP, discussed whether or not DigitalNet should pay an advisory fee to Mr. Perle, and if it were to pay a fee, what amount would be customary, reasonable and appropriate compensation for the services provided. Gibson Dunn also discussed the possible advisory fee with DigitalNet management and GTCR, including the possibility that any advisory fee paid to Mr. Perle would be paid by GTCR and Mr. Bajaj, the principal stockholders, rather than by DigitalNet.

        On September 9, 2004, Mr. Pearlstein engaged in discussions with Ms. Cheston regarding material open issues, including the price BAE Systems was prepared to pay for the DigitalNet shares. Mr. Pearlstein and Ms. Cheston discussed that the audit committee was continuing its deliberations, including whether or not DigitalNet should pay an advisory fee to Mr. Perle. Ms. Cheston indicated that BAE Systems was prepared to pay $30.00 per share. After discussions with several members of DigitalNet's board of directors, Mr. Pearlstein engaged in further discussions with Ms. Cheston indicating that the board would be prepared to accept an offer of $30.25 per share.

        On September 10, 2004, BAE Systems replied that it would raise its offer to $30.25 per share, assuming satisfactory resolution of outstanding issues consistent with the parties' discussions. After discussions with the principal stockholders and several members of DigitalNet's board of directors, Mr. Pearlstein indicated that BAE Systems' revised proposal would be presented to the full board of directors for consideration.

        On September 10, 2004, DigitalNet's board of directors held a telephonic meeting attended by DigitalNet's senior management and outside legal and financial advisors to review the most recent versions of the proposed merger agreement and the related transaction agreements and to review the analysis Banc of America Securities performed in connection with the rendering of its fairness opinion. Senior management and outside legal counsel made presentations on the outcome of negotiations on the proposed definitive agreements and the remaining open issues. After discussion among members of the board and Fried Frank, DigitalNet's board of directors authorized DigitalNet to finalize negotiations of the definitive agreements with BAE Systems. Separately, Mr. Pearlstein confirmed with the principal stockholders that they, rather than the Company, would agree to pay the advisory fee to Mr. Perle.

        On September 11, 2004, DigitalNet's audit committee, consisting entirely of independent directors, met telephonically to consider any implications of the proposed direct payment of the advisory fee to Mr. Perle by the principal stockholders. After a review of the background and relevant matters with its own independent counsel, the audit committee concluded that the proposed payment by the principal stockholders to Mr. Perle did not raise significant issues about whether the transaction was in the best interests of DigitalNet's shareholders. After the audit committee meeting, DigitalNet's board of directors held a telephonic meeting attended by DigitalNet's senior management, Fried Frank and Banc of America Securities to review final copies of the proposed merger agreement and related documents. Senior management and Fried Frank made presentations on the outcome of negotiations on the proposed definitive agreements. Representatives of Banc of America Securities delivered Banc of America Securities' opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various considerations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of DigitalNet common stock. After discussion with Fried Frank, the directors determined that the proposed merger was in the best interests of DigitalNet's stockholders and DigitalNet's board of directors approved the merger, the merger agreement and the related transaction documents and adopted resolutions approving the principal stockholders agreement.

        The parties executed the definitive agreements on September 11, 2004, and on that date both DigitalNet and BAE Systems issued press releases announcing the merger. Immediately following the execution and delivery of the merger agreement, DigitalNet's principal stockholders delivered written consents approving the adoption of the merger agreement.

REQUIRED APPROVAL OF THE MERGER; WRITTEN CONSENT

        Under Section 251 of the DGCL, the approval of DigitalNet's board of directors and the affirmative vote of a majority of DigitalNet's common stock outstanding and entitled to vote are required to approve and adopt the merger agreement and the merger. DigitalNet's board of directors has previously approved the merger agreement and the merger.

        Under Delaware law and DigitalNet's bylaws, the approval of DigitalNet's stockholders may be provided by written consent of the stockholders holding a majority of the voting power of the outstanding shares of common stock. On September 11, 2004, GTCR Fund, L.P.; GTCR Co-Invest, L.P.; Ken S. Bajaj and Bajaj Family Limited Partnership, which collectively own common stock of DigitalNet representing approximately 59% of the shares of common stock entitled to vote on the adoption of the merger agreement, entered into a stockholders agreement with BAE Systems pursuant to which these stockholders agreed to take specified actions in furtherance of the merger, including providing written consents to the adoption of the merger agreement. On September 11, 2004, these stockholders executed written consents approving and adopting the merger agreement. This means that the merger can occur without the vote of any other DigitalNet stockholders and there will not be a special meeting of DigitalNet stockholders at which you will vote on the adoption of the merger.

        Federal securities laws state that the merger may not be completed until 20 days after the date of mailing of this information statement to DigitalNet stockholders. Therefore, notwithstanding the execution and delivery of the written consents, the merger will not occur until that time has elapsed. We expect the merger to close in the fourth quarter of 2004, subject to certain government regulatory reviews and approvals; however, there is no assurance that the merger will close at that time, or at all.

RECORD DATE

        The written consents approving and adopting the merger agreement were executed on September 11, 2004. This is the date used for determining the stockholders entitled to receive notice and to receive this information statement and for determining the number of shares of DigitalNet common stock outstanding and therefore necessary to adopt the merger agreement. On September 11, 2004, there were outstanding and entitled to vote 16,344,792 shares of common stock. Each share of our common stock issued and outstanding is entitled to one vote.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

        On September 11, 2004, after careful consideration, our board of directors:

  •
  determined that the terms of the merger, the merger agreement and the other transaction agreements and the other transactions contemplated by such agreements are fair to, and in the best interest of, our stockholders;

  •
  approved the merger agreement and the other transaction agreements and declared the merger agreement advisable; and

  •
  recommended that our stockholders approve and adopt the merger agreement.

REASONS FOR THE MERGER

        In reaching its determinations, approvals and recommendations referred to above, our board of directors consulted with management and its legal and financial advisors and considered a number of factors, including, but not limited to the following factors, each of which, in the view of our board of directors, supported such determinations:

  •
  the per share price to be paid in the merger represents a significant premium over historical trading prices for DigitalNet's common stock;

  •
  the merger consideration will be paid in cash;

  •
  BAE Systems' obligation to consummate the merger is not subject to any financing contingencies;

  •
  the board's view of BAE Systems' ability to fund the merger consideration either directly or with the support of its ultimate parent company;

  •
  management's view of the financial condition, operations and businesses of DigitalNet, and DigitalNet's prospects if it were to remain independent, including the risks inherent in remaining independent and the prospects of DigitalNet going forward as an independent company;

  •
  the financial presentation of Banc of America Securities, including its opinion as to the fairness, from a financial point of view, to DigitalNet's stockholders of the consideration to be received by DigitalNet's stockholders in the merger;

  •
  management's view that it is unlikely that any other party would propose to enter into a transaction more favorable to DigitalNet and its stockholders;

  •
  strategic options available to us and the board's assessment that none of these options were reasonably likely to present superior opportunities, or were reasonably likely to create greater value for our stockholders, than the prospects presented by the merger;

  •
  the merger agreement permits DigitalNet, under certain conditions and subject to certain requirements and rights of BAE Systems, to provide information to, and negotiate with, any third party that may make an unsolicited acquisition proposal if the board reasonably believes in good faith that the negotiations could result in a superior proposal;

  •
  prior to October 11, 2004, the merger agreement can be terminated by DigitalNet if the board receives a superior proposal, subject to certain requirements and rights of BAE Systems and payment of a termination fee;

  •
  the merger agreement contains only customary conditions to the completion of the merger, which increases the likelihood that the merger will be completed;

  •
  the likelihood that the merger would be approved by the requisite regulatory authorities; and

  •
  GTCR Fund VII, L.P.; GTCR Co-Invest, L.P.; Ken S. Bajaj and Bajaj Family Limited Partnership, collectively owning approximately 59% of DigitalNet's outstanding common stock, agreed to adopt the merger agreement, thereby assuring that the necessary stockholder approval will be obtained.

        The board also considered potential adverse consequences of the merger and merger agreement, including:

  •
  the risk that key employees could depart or be distracted by the process of the merger and the subsequent integration of the DigitalNet and BAE Systems businesses;

  •
  the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

  •
  the risk that the merger might not be completed and the potential adverse effects of the failure to consummate the merger on DigitalNet's operating results;

  •
  the significant transaction costs that will be incurred by DigitalNet in connection with the proposed merger;

  •
  the risk that, as a result of the announcement of the merger, DigitalNet's existing relationships with suppliers and customers could be impaired and DigitalNet may have difficulty attracting new customers;

  •
  since August 4, 2004, DigitalNet has been dealing exclusively with BAE Systems;

  •
  certain officers and directors of DigitalNet have interests in the merger that may conflict with the interest of DigitalNet and its shareholders as described under "The Merger—Interests of Directors and Executive Officers in the Merger";

  •
  the provisions in the merger agreement requiring us to pay a termination fee of $16,350,000 in the event we terminate the merger agreement to accept a superior proposal; and

  •
  the profit sharing arrangement between BAE Systems and our principal stockholders, which is described in more detail under "The Merger Agreement—Termination Fees."

        In view of the wide variety of factors considered in connection with their evaluation of the merger agreement and the merger, the board of directors did not find it practicable to, and did not, qualify or otherwise attempt to assign relative weights to the specific factors considered in reaching the determinations.

        The foregoing discussion of the information and factors considered and given weight by the board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board of directors.

        OUR BOARD OF DIRECTORS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDED THAT OUR STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

OPINION OF DIGITALNET'S FINANCIAL ADVISOR

        On September 7, 2004, the board of directors of DigitalNet retained Banc of America Securities as financial advisor solely to render a written opinion to the DigitalNet board of directors, in accordance with Bank of America Securities' customary practice, as to the fairness, from a financial point of view, to DigitalNet's stockholders of the consideration proposed to be received by DigitalNet's stockholders in connection with the proposed merger. Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DigitalNet selected Banc of America Securities to render a fairness opinion on the basis of Banc of America Securities' experience and expertise in transactions similar to the merger, and its reputation in the federal information technology and aerospace and defense industries and investment community and its historical investment banking relationship with DigitalNet.

        On September 11, 2004, Banc of America Securities delivered its written opinion to the DigitalNet board of directors that, as of that date and subject to various assumptions and limitations (as summarized below), the consideration to be received by DigitalNet's stockholders in the proposed merger was fair from a financial point of view to DigitalNet's stockholders. The amount of the consideration was determined by negotiations between DigitalNet and BAE Systems and was not based on recommendations from Banc of America Securities. Banc of America Securities did not advise DigitalNet with respect to alternatives to the merger or DigitalNet's underlying decision to proceed with or effect the merger.

        We have attached the full text of Banc of America Securities' written opinion to the DigitalNet board of directors as Annex B, which is incorporated by reference in its entirety.

        You should read this opinion carefully and in its entirety in connection with this information statement. However, we have also included the following summary of Banc of America Securities' opinion, which is qualified in its entirety by reference to the full text of the opinion.

        Banc of America Securities' opinion is directed to the DigitalNet board of directors. It does not constitute an opinion or a recommendation to any stockholder of DigitalNet as to how a stockholder should vote or consent with respect to the proposed merger or as to any other matter relating to the merger. The opinion addresses only the fairness, from a financial point of view, to DigitalNet's stockholders of the consideration to be received by stockholders of DigitalNet in the proposed merger. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the DigitalNet board of directors to proceed with or effect the merger or any other aspect of the merger, including the specific amount of the consideration in the merger.

        In arriving at its opinion, Banc of America Securities reviewed and considered such financial and other matters as it deemed relevant, including among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of DigitalNet;

  •
  reviewed certain internal financial statements and other financial and operating data concerning DigitalNet;

  •
  analyzed certain financial forecasts prepared by the management of DigitalNet;

  •
  discussed the past and current operations, financial condition and prospects of DigitalNet with senior executives of DigitalNet;

  •
  reviewed the reported prices and trading activity for DigitalNet common stock;

  •
  compared the financial performance of DigitalNet and the prices and trading activity of DigitalNet common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

  •
  compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

  •
  reviewed the September 10, 2004 draft of the agreement and plan of merger, which was presented to the board, and certain related documents; and

  •
  performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

        In conducting its review and arriving at its opinion, Banc of America Securities did not assume any responsibility to independently verify the information listed above. Instead, with the consent of the DigitalNet board of directors, Banc of America Securities assumed and relied upon the information as being accurate and complete in all material respects. Banc of America Securities also made the following assumptions with the consent of the DigitalNet board of directors:

  •
  with respect to the financial forecasts for DigitalNet provided to Banc of America Securities by the management of DigitalNet, on the advice of DigitalNet's management, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of DigitalNet of the future financial performance of DigitalNet;

  •
  that the merger will be completed in accordance with the terms described in the September 10, 2004 draft agreement and plan of merger, with full satisfaction of all covenants and conditions set forth therein and without any waivers thereof.

        DigitalNet does not publicly disclose internal management forecasts of the type provided to Banc of America Securities by the management of DigitalNet in connection with Banc of America Securities' review of the merger. The forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the forecasts. Banc of America Securities has assumed no liability for the forecasts.

        In addition, for purposes of its opinion, Banc of America Securities:

  •
  relied on advice of counsel and independent accountants to DigitalNet as to all legal and financial reporting matters with respect to DigitalNet, the merger and the September 10, 2004 draft agreement and plan of merger; and

  •
  did not make any independent valuation or appraisal of any of the assets or liabilities of DigitalNet, nor did Banc of America Securities receive any such appraisals.

        As is customary in the rendering of fairness opinions, Banc of America Securities based its opinion on financial, economic, monetary and market and other conditions in effect on, and the information made available to it as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

        Banc of America Securities employed generally accepted valuation methods in reaching its opinion. The following is a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the DigitalNet board of directors. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, you should read the tables together with the related text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

  Valuation Analyses Regarding DigitalNet

        Selected Publicly Traded Companies Analysis.    Based on publicly available information, Banc of America Securities calculated various trading multiples, including: enterprise value to 2005 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") and price to 2005 estimated earnings per share, for the following selected publicly traded companies (set forth below in columns in accordance with size based on market capitalization) engaged in businesses that Banc of America Securities deemed to be comparable to that of DigitalNet:

Market Cap greater than $1 billion		Market Cap less than $1 billion
•	The Titan Corporation	•	ManTech International Corporation
•	CACI International Inc.	•	MTC Technologies, Inc.
•	SRA International, Inc.	•	PEC Solutions
•	Anteon International Corporation	•	SI International Inc.
		•	Dynamics Research Corporation

        Banc of America Securities defined enterprise value to mean: the sum of equity value (defined as the product of the number of fully diluted shares of common stock outstanding for a company multiplied by its stock price), total debt, preferred stock and minority interest; less cash and cash equivalents.

        The companies were selected because Banc of America Securities deemed them to be the most relevant from a business, operational and financial perspective. Consequently, Banc of America Securities did not include every company that could be considered comparable to DigitalNet. Banc of America Securities also considered that the selected companies with market capitalizations greater than $1 billion generally trade at higher multiples than the selected companies with market capitalizations less than $1 billion.

        The selected publicly traded companies analysis used the trading multiples of the selected companies to imply the following per share equity reference ranges for DigitalNet, as compared to the per share consideration in the merger of $30.25:

	2005E EBITDA	2005E EPS
Implied Per Share Equity Reference Range	$24.40 – $26.21	$23.54 – $26.90

        No company used in the selected publicly traded companies analysis is identical to DigitalNet. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in business, financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which DigitalNet is being compared.

        Selected Precedent Transactions Analysis.    Based on publicly available information, Banc of America Securities calculated various multiples, including: enterprise value to current year's EBITDA and enterprise value to estimated next year's EBITDA paid for the acquired company in the following selected precedent transactions that have been completed or announced since August 13, 2002:

Acquiror	Target
CACI International Inc.	AMS – Defense and Intelligence Group
Lockheed Martin Corporation	The Titan Corporation*
Lockheed Martin Corporation	ACS – Federal Government IT Businesses
General Dynamics Corporation	Veridian Corporation
Computer Sciences Corporation	DynCorp Inc
Veridian Corporation	Signal Corporation

*
This transaction was not completed.

        The transactions were selected because Banc of America Securities deemed them to be the most relevant from a business, operational and financial perspective. Consequently, Banc of America

Securities did not include every transaction that could be considered comparable to the current transaction.

        The selected precedent transactions analysis used the multiples paid for the targets in the selected transactions to imply the following per share equity reference ranges for DigitalNet, as compared to the per share consideration in the merger of $30.25:

	2004E EBITDA	2005E EBITDA
Implied Per Share Equity Reference Range	$26.43 – $31.31	$28.02 – $31.63

        No transaction used in the selected precedent transactions analysis is identical to the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in the types of transactions and the business, financial and operating characteristics of the companies involved in such transactions and other factors that could affect the transaction to which the merger is being compared.

        Discounted Cash Flow Analysis.    Banc of America Securities used financial forecasts for DigitalNet for calendar years 2005 through 2008, as estimated by the management of DigitalNet, to perform a discounted cash flow analysis. In conducting this analysis, Banc of America Securities first calculated the forecasted cash flows for 2005 through 2008. Second, Banc of America Securities estimated the terminal value of DigitalNet at the end of 2008 by applying perpetuity growth rates, which ranged from 3.0% to 4.0%, to DigitalNet's estimated 2009 free cash flow. Third, Banc of America Securities estimated the tax benefits from 2005 through 2019 associated with the initial leveraged buy-out of DigitalNet and the UTA acquisition. Banc of America Securities then discounted the cash flows, terminal value and tax benefits to present values using discount rates ranging from 10.5% to 11.5%. Banc of America Securities selected the range of discount rates based on DigitalNet's estimated weighted average cost of capital ("WACC") of 11.1%.

        This analysis indicated the following implied per share equity reference ranges for DigitalNet, as compared to the per share consideration in the merger of $30.25:

10.5%-11.5% WACC and 3.0%-4.0% Perpetuity Growth Rate
Implied Per Share Equity Reference Range	$24.28 – $31.85

        Historical Stock Price Analysis.    Banc of America Securities reviewed the performance of the per share market price and trading volume of DigitalNet common stock for the period between October 10, 2003 through September 9, 2004. The analysis indicated that the closing market price per share for DigitalNet common stock during this period ranged from the initial public offering ("IPO") price of $17.00 to $26.24.

        Banc of America Securities also reviewed the average closing price for DigitalNet common stock over a number of periods:

Period Prior to September 9, 2004	Average Closing Price per Share for DigitalNet Common Stock
One Month	$23.36
Three Months	$22.86
Six Months	$22.47
Since IPO	$21.45

        Banc of America Securities noted that the equity value per share to DigitalNet stockholders based on the terms of the merger compared favorably to the average closing price of DigitalNet common stock for each period reviewed.

        As noted above, the discussion above is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the DigitalNet's board of directors. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of DigitalNet.

        In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DigitalNet. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the fairness, from a financial point of view, to DigitalNet's stockholders of the consideration to be received by the stockholders of DigitalNet in the merger and were provided to the DigitalNet board of directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future.

        DigitalNet agreed to pay Banc of America Securities a fixed fee at the time it delivered its opinion of $150,000 and an additional fee of $500,000, which is contingent upon completion of the merger. In addition, Banc of America Securities is currently acting as joint lead dealer manager for DigitalNet in connection with the tender offer for its 9% Senior Notes and related consent solicitation, and Banc of America Securities will receive fees for the rendering of such services. The DigitalNet board of directors was aware of this fee structure and took it into account in considering Banc of America Securities' fairness opinion and in approving the merger. The engagement letter calls for DigitalNet to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, and DigitalNet has agreed to indemnify Banc of America Securities, any controlling person of Banc of America Securities, and each of their respective directors, officers, employees, agents, affiliates and representatives against particular liabilities, including liabilities under the federal securities laws.

        In the ordinary course of its business, Banc of America Securities and its affiliates may actively trade the debt and equity securities or loans of DigitalNet and BAE Systems' parent, BAE Systems plc, for their own account and for the accounts of customers. Accordingly, Banc of America Securities and its affiliates may at any time hold long or short positions in those securities or loans. Banc of America Securities and its affiliates have provided and may in the future provide financial advisory and financing services to DigitalNet and BAE Systems and have received or may in the future receive fees for the rendering of these services. Bank of America, N.A. an affiliate of Banc of America Securities, serves as administrative agent bank and is a lender under the DigitalNet senior credit facility, and a lender under the senior credit facility of BAE Systems' parent, and has received fees for the rendering of such services.

FINANCING CONDITIONS

        The merger is not conditioned on any financing arrangements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

        The following is a summary of United States federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash under the merger. The discussion is for general information purposes only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, and shareholders who acquired shares of common stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

        For purposes of this summary, a "U.S. holder" is a holder of our common stock who is, for United States federal income tax purposes:

  •
  An individual who is a citizen or resident of the United States;

  •
  A corporation (or other entity treated as a corporation) created or organized under the laws of the United States or any political subdivision thereof;

  •
  An estate whose income is subject to United States federal income tax regardless of its source; or

  •
  A trust (a) if a U.S. court is able to exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (b) if the trust has a valid election in place to be treated as a U.S. person.

        This discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is not a U.S. holder and does not address any aspect of state, local or foreign tax laws.

        If our common stock is held by a partnership, the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock, and partners in such partnerships, are urged to consult their own tax advisors regarding the consequences to them of the merger.

        The receipt of cash for shares of our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such shares is more than one year at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

        Backup withholding will apply to all cash payments to which a stockholder or other payee is entitled pursuant to the merger agreement, unless such stockholder or other payee provides a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our stockholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

        Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

        The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder's tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger, including the application of state, local and foreign tax laws.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

        Members of our board of directors and our executive officers have various interests in the merger described in this section that are different from, or in addition to, the interests of DigitalNet and our stockholders generally. The members of our board of directors were aware of these interests and considered them at the time they approved the merger agreement.

        Pursuant to the terms of the merger agreement, we are authorized by BAE Systems to enter into severance protection agreements with several of our employees, including certain named executive officers and senior management. In lieu of any other severance benefits payable to such executive, the agreements will provide that in the event of the executive's termination for cause or voluntary termination for good reason during the 18-month period following the closing of the merger, the executive will be entitled to continued payment of base salary for either 6 months, 12 months or 18 months, as applicable (which we refer to as the severance period), payment of any amounts earned and unpaid under incentive compensation plans and payment of certain COBRA premium subsidies for the duration of the severance period. The executive will be subject to certain restrictive covenants requiring, among other things, the executive to protect our confidential information and, for the duration of the severance period, to not compete with us or our subsidiaries and affiliates and to not solicit or interfere with any of our or our subsidiaries' and affiliates' employees, customers or suppliers. We may extend the period during which these restrictive covenants apply for up to one additional year if we provide the executive with notice at least 90 days prior to the expiration of the restrictions, and in such event we will provide the executive with an additional year of continued payment of base salary and health and medical benefits. The severance benefits are conditioned upon the executive providing us with a general waiver and release of claims against us, our subsidiaries and affiliates, and other related persons.

        Ken S. Bajaj, our Chairman, Chief Executive Officer and President, and Jack Pearlstein, Chief Financial Officer, Treasurer and Secretary, are each parties to senior management agreements, both of which were entered into on September 7, 2001. These agreements provide that in the event that the executive is terminated by us without cause or if the executive voluntarily terminates for good reason, the executive will be entitled to a severance payment equal to his annual salary ($300,000 with respect to Mr. Bajaj and $250,000 with respect to Mr. Pearlstein), any unpaid bonus awarded in any prior year, and severance benefits that include health and life insurance benefits for one year.

        In connection with the merger, DigitalNet and BAE Systems entered into restrictive covenant agreements with each of Mr. Bajaj, Mr. Pearlstein and Steven Hanau, our Senior Vice President. Under

the restrictive covenant agreements, Mr. Bajaj and Mr. Pearlstein will be subject to certain non-competition covenants for two years following the closing of the merger, and certain non-solicitation covenants for 30 months following the closing of the merger, and Mr. Hanau will be subject to certain non-competition and non-solicitation covenants for 18 months following the termination of his employment. Pursuant to these agreements, Mr. Bajaj will voluntarily terminate his employment with us for good reason effective on the closing of the merger, and Mr. Pearlstein will voluntarily terminate his employment with us for good reason 90 days following the closing of the merger. Following each respective voluntary termination, Mr. Bajaj and Mr. Pearlstein will be entitled to the severance benefits under the senior management agreements described above.

        Simultaneously with the execution of the merger agreement, Mr. Hanau entered into an executive employment agreement with us and BAE Systems. As of the closing of the merger, this agreement will replace Mr. Hanau's current employment agreement. The agreement is for an initial period of 18-months following the closing of the merger. At the end of the initial term, the agreement will automatically renew for successive one-year periods unless any party gives 90 days prior notice of its intent not to renew the term of the agreement. Failure by us or BAE Systems to renew the term of the agreement will be treated as a termination of Mr. Hanau's employment without cause.

        Mr. Hanau's annual base salary will be equal to his current annual base salary, and he will be entitled to receive a minimum of $125,000 in incentive compensation each year if all target performance criteria are met under the incentive compensation plan or program. He will also receive a $1,000 monthly car allowance, and be eligible to participate in and to receive other employee benefits and fringe benefits generally available to senior executives.

        In the event that Mr. Hanau is terminated without cause or due to disability, or if he voluntarily terminates for good reason, he will be entitled to receive a severance payment of 1.5 times his annual base salary, a pro rata bonus for the year of termination (based on corporate performance as of the date of termination), a payment equal to 50% of the annualized pro rata bonus, payments of certain COBRA premium subsidies for up to 18 months and the accelerated vesting of all options and restricted shares granted under the BAE Systems long-term incentive plan then held by him.

        In addition, during the 30 days following the end of the initial 18-month term of the agreement, in the event that Mr. Hanau voluntarily terminates his employment for any reason, he will become entitled to receive a severance payment of his base salary, a pro rata bonus for the year of termination, and medical, life and disability insurance benefits for one year.

        Some of our executive officers and other members of senior management will receive a transaction bonus payable following the closing of the merger. In addition, certain of our executive officers and other members of senior management will be eligible to earn a retention bonus, payable in three equal installments upon the expiration of the six-month, twelve-month and eighteen-month periods following the closing of the merger, provided that the executive remains employed through the scheduled payment date; provided, however, that if the executive's employment is terminated by us or BAE Systems without cause, the executive will receive upon termination of employment a pro-rata portion of the retention bonus (based on service through the end of the month in which the date of termination occurs).

        Please see "The Merger Agreement—Treatment of Stock Options and Warrants" for a discussion of the treatment of outstanding vested and unvested options to acquire our common stock held by our directors and executive officers at the closing of the merger.

        GTCR Fund VII, L.P.; GTCR Co-Invest, L.P.; Mr. Bajaj and Bajaj Family Limited Partnership have agreed to pay Richard Perle, an independent director of DigitalNet, an advisory fee of $2.5 million for his assistance in facilitating the merger. The payment of the advisory fee is conditioned on the consummation of the merger.

        The merger agreement provides that following the merger, the surviving corporation will honor DigitalNet's obligations to indemnify (including any obligations to advance funds for expenses) past and present directors and officers of DigitalNet to the fullest extent such persons are indemnified (or have the right to advancement of expenses) under DigitalNet's certificate of incorporation and bylaws as of the date of the merger agreement for acts or omissions occurring at or prior to the merger. For six years after the merger, BAE Systems must cause our existing officers' and directors' liability insurance to be maintained or maintain policies or endorsements with reputable and financially sound carriers for acts or omissions occurring prior to the merger with coverage at least as favorable as the existing policy. In no case will the surviving corporation be obligated to pay annual premiums in excess of 300% of the amount per annum we paid in our last full fiscal year. If BAE Systems or the surviving corporation merges or consolidates with another entity and is not the survivor, or BAE Systems or the surviving corporation transfers or conveys all or substantially all of its properties or assets to another entity, BAE Systems or the surviving corporation must assure that proper provision is made so that the successors or assigns of DigitalNet will assume the obligation to provide directors' and officers' liability insurance.

APPRAISAL RIGHTS

        The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex C to this information statement. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

        If the merger is completed, holders of our common stock who did not consent to the adoption of the merger agreement and who follow the procedures specified in Section 262 of the Delaware General Corporation Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the "fair value" of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the merger agreement.

        The following is a brief summary of Section 262, which sets forth the procedures for holders of common stock who did not consent to the adoption of the merger agreement and decide to exercise their statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective date of the merger.

        Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation, within ten days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available. This information statement constitutes notice to holders of DigitalNet's common stock concerning the availability of appraisal rights under Section 262.

        Holders of shares of DigitalNet common stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to DigitalNet within 20 days after the mailing of this information statement and the notice attached hereto. A demand for appraisal must be executed by or for the stockholder of record and must reasonably inform DigitalNet of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the DigitalNet common stock. A stockholder who elects to exercise appraisal rights should mail or deliver the written demand to DigitalNet at 2525 Network Place, Herndon, Virginia 20171, Attention: Secretary.

        If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the record owner. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. If a stockholder holds shares of DigitalNet common stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of DigitalNet common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of DigitalNet common stock outstanding in the name of such record owner.

        A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders who hold their shares of common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

        Prior to the merger or within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders entitled to appraisal rights. If this notice is sent more than 20 days after the sending of this information statement, we will only send it to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262.

        Within 120 days after the effective date of the merger, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. DigitalNet, as the surviving corporation in the merger, must mail any such written statement to the stockholder within ten days after the stockholders' request is received by us or within ten days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

        Within 120 days after the effective date of the merger, either DigitalNet or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the DigitalNet shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

        Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 days after service, we must file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

        If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

        DigitalNet stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would have received pursuant to the merger agreement if they had not sought appraisal of their shares. Moreover, DigitalNet does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of DigitalNet common stock is less than the merger consideration. The costs of the appraisal proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances. However, costs do not include attorney and expert witness fees. Upon application of a stockholder seeking appraisal, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of an assessment, each party must bear his, her or its own expenses.

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

        At any time within 60 days after the effective date of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective date of the merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

        Failure by any stockholder to comply fully with the procedures described above and set forth in Annex C to this information statement may result in termination of the stockholder's appraisal rights.

FORM OF THE MERGER

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware General Corporation Law, at the effective date of the merger, Acquisition Sub will merge with and into DigitalNet. DigitalNet will survive the merger as a wholly owned subsidiary of BAE Systems.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

        The conversion of our common stock into the right to receive the per share merger consideration in cash, without interest, will occur automatically at the effective date of the merger. Promptly after the effective date of the merger, the paying agent will send a letter of transmittal to each holder of record of a certificate or certificates of DigitalNet common stock. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. Stockholders should not return stock certificates before receiving the letter of transmittal.

        In the event of a transfer of ownership of our common stock that is not registered in the records of our transfer agent, the cash consideration for shares of our common stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

  •
  the certificate is properly endorsed or otherwise is in proper form for transfer; and

  •
  the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes that the tax has been paid or is not applicable.

        The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

        The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On September 17, 2004, DigitalNet and BAE Systems each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on October 18, 2004.

        Under Exon-Florio, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person is to be made to the Committee on Foreign Investment in the United States, which we refer to as CFIUS. CFIUS is comprised of representatives from twelve government entities, including the Departments of the Treasury, State, Commerce, Defense, Homeland Security and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors, and has been selected by the President to administer Exon-Florio. Notice of the acquisition may be submitted to CFIUS either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS. On September 20, 2004, DigitalNet and BAE Systems filed the required notification with CFIUS. Unless CFIUS takes further action, the waiting period will expire at 11:59 p.m. on October 20, 2004.

        Under the merger agreement, both DigitalNet and BAE Systems have agreed to use their reasonable best efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity in connection with the execution of the merger agreement and completion of the merger. Notwithstanding the above, neither BAE Systems nor any of its affiliates, including Acquisition Sub, shall be required to agree to (i) any prohibition or limitation on the ownership or operation of us, BAE Systems or any of our or its respective subsidiaries, (ii) any requirements to dispose of material portions of our or BAE Systems' business or assets, (iii) any limitations on the ability of BAE Systems to acquire and exercise full rights of ownership over the surviving corporation or (iv) any prohibition on the ability of BAE Systems or any of its subsidiaries to control the business or operations of the surviving corporation.

        Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, a review under Exon-Florio, the expiration of 20 days from the dissemination of this information statement to DigitalNet's stockholders and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE MERGER AGREEMENT

        This section of this information statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

THE MERGER

        Subject to the terms and conditions of the merger agreement, Acquisition Sub, a wholly owned subsidiary of BAE Systems, will merge with and into DigitalNet with DigitalNet continuing as the surviving corporation. As a result of the merger, DigitalNet will cease to be an independent, publicly traded company and will become a wholly owned subsidiary of BAE Systems. The merger will be effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State).

MERGER CONSIDERATION

        Upon completion of the merger, each issued and outstanding share of our common stock will automatically be cancelled and will cease to exist and each outstanding share not owned by DigitalNet, BAE Systems or Acquisition Sub will be converted into the right to receive $30.25 in cash, without interest.

DIRECTORS AND OFFICERS

        Upon completion of the merger, the directors of Acquisition Sub will be the directors of the surviving corporation until they resign, are removed, or otherwise cease to be directors. Except as noted below, the officers of DigitalNet immediately prior to the merger will be the officers of the surviving corporation until they resign, are removed, or otherwise cease to be officers. As of the closing of the merger, Ken S. Bajaj, our Chairman, Chief Executive Officer and President, will resign from DigitalNet and will cease to be an officer of the company. The bylaws of Acquisition Sub will govern the filling of any vacancies in the board of directors and the appointment of new officers.

TREATMENT OF STOCK OPTIONS AND WARRANTS

        At the effective date of the merger, each vested and unexercised option will be cancelled and converted into the right to receive a cash payment equal to the product of (a) the excess, if any, of $30.25 over the exercise price per share and (b) the number of shares of our common stock that the holder could have purchased pursuant to such options, without interest and less any applicable withholding tax.

        At the effective date of the merger, each unvested option will be cancelled and converted into the right to receive a cash payment equal to the product of (a) the excess, if any, of $30.25 over the exercise price per share and (b) the number of shares of our common stock that the holder could have purchased pursuant to such options, without interest and less any applicable withholding tax. For some of our executive officers and certain senior management employees who will be employed by the surviving corporation, the cash payment for unvested options is contingent on the holder remaining employed with the surviving corporation or a subsidiary through the applicable payment date (described below), unless the holder is terminated without cause or leaves employment for good reason, death or disability, in which case, any unpaid amount of such cash payment will be paid as soon as practicable following termination of employment. For unvested options scheduled to vest not more than 12 months following the closing of the merger, the payment date is the closing date of the merger. Unvested options scheduled to vest between 12 and 24 months after the closing of the merger will be paid on the six-month anniversary of the closing date of the merger. Unvested options scheduled to vest between 24 and 36 months after the closing of the merger will be paid on the one year anniversary of the closing date of the merger, and unvested options that were originally scheduled to vest more than 36 months after the closing of the merger will be paid on the eighteen-month anniversary of the closing date of the merger.

        The merger agreement provides that we will use our reasonable best efforts to have each warrant for DigitalNet stock outstanding be cancelled at the effective date of the merger in exchange for a lump sum cash payment equal to the excess of (a) $30.25 over the exercise price per share of our common stock subject to the warrant, multiplied by (b) the number of shares of common stock for which the warrant was exercisable.

        As soon as practicable following the execution of the merger agreement, DigitalNet is required to take action to prevent any new offering period under DigitalNet's employee stock purchase plan from commencing, any new participants from participating in the employee stock purchase plan or any increases in participation by current participants in the employee stock purchase plan. If there is an offering period in effect and outstanding immediately prior to the closing of the merger, the purchase rights of the participants will be cancelled and each participant will be entitled to receive a cash payment equal to the product of the maximum number of whole shares of our common stock that the participant could have purchased at such time, multiplied by $30.25, and the portion, if any, of the participant's accumulated payroll contributions that would remain following the purchase of those shares. The employee stock purchase plan will terminate as of the closing of the merger.

STOCKHOLDERS SEEKING APPRAISAL

        The merger agreement provides that those stockholders who are entitled to demand and properly demand appraisal will not have the right to receive the merger consideration, but will receive payment in cash for the fair value of their shares of our common stock as determined in accordance with Delaware law. If a holder fails to perfect, waives, withdraws or loses his or her right to appraisal of our common stock after the effective date, his or her shares will be treated as if they had been converted into and are exchangeable for the right to receive the merger consideration without interest and the stockholder's right to appraisal will be extinguished.

        DigitalNet must give BAE Systems prompt notice of demands for appraisal and DigitalNet may not make a payment with respect to a demand for appraisal or settle any such demands without BAE Systems' prior written consent. Additional details on appraisal rights are described above in "The Merger—Appraisal Rights."

PAYMENT FOR THE SHARES

        BAE Systems will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as contemplated by the merger agreement. Prior to or at the time of the merger, BAE Systems will deposit in trust with the paying agent the funds appropriate to pay the merger consideration to the stockholders on a timely basis.

        As promptly as practicable after the completion of the merger, the paying agent will send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will promptly pay you your merger consideration after you have (1) surrendered your certificate(s) to the paying agent and (2) provided to the paying agent a properly completed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of cash payments. The amount of any merger consideration paid to you will be reduced by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

        If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to BAE Systems' satisfaction that the taxes have been paid or are not required to be paid.

        The letter of transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit of that fact and, if required by BAE Systems, post a bond in an amount that BAE Systems may reasonably direct as indemnity against any claim that may be made against it in respect of the certificate.

REPRESENTATIONS AND WARRANTIES

        The merger agreement contains representations and warranties made by DigitalNet to BAE Systems and Acquisition Sub, including representations and warranties relating to:

  •
  our organization, standing and power, and other corporate matters of DigitalNet and our subsidiaries;

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  our certificate of incorporation and bylaws;

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  the capitalization of DigitalNet and our subsidiaries;

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  the authorization, execution, delivery and enforceability of the merger agreement and the related transaction agreements;

  •
  the absence of conflicts or violations under our organizational documents, contracts, instruments or law, and required consents and approvals;

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  the reports, schedules, forms, statements, and other documents filed with the SEC and the accuracy of the information in those documents;

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  the absence of undisclosed liabilities;

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  the accuracy and completeness of the information supplied for, and compliance of, the information statement;

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  the conduct of our business;

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  tax matters;

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  employee benefit plans and labor relations;

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  the absence of litigation;

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  our compliance with law;

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  our compliance with environmental matters;

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  our material contracts;

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  our real property;

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  our intellectual property;

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  transactions with our affiliates;

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  our insurance;

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  the brokers' and finders' fees and other expenses payable by us with respect to the merger; and

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  our receipt of a fairness opinion.

        The merger agreement also contains representations and warranties made by BAE Systems and Acquisition Sub to DigitalNet, including representations and warranties relating to:

  •
  organization, standing and power, and other corporate matters;

  •
  authorization, execution, delivery and enforceability of the merger and related transaction agreements;

  •
  the absence of conflicts or violations under charter documents, contracts, instruments or law, and required consents and approvals;

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  the accuracy of information supplied for the information statement;

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  the brokers' and finders' fees payable by BAE Systems with respect to the merger;

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  BAE Systems' ownership of DigitalNet common stock; and

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  BAE Systems' financial capability to pay the aggregate per share merger consideration.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

        From the date of the merger agreement through the effective date of the merger or, if earlier, the termination of the merger agreement, DigitalNet has agreed (and has agreed to cause its subsidiaries) to conduct its business in the ordinary course consistent with past practice, to use its reasonable efforts to preserve intact its business organization, keep available the services of officers and employees and keep its relationships with those having business relationships with it.

        In addition, during the same period, DigitalNet has also agreed that, subject to certain exceptions, without the prior written consent of BAE Systems, it will not, and will not permit its subsidiaries to:

  •
  declare, set aside or pay any dividend or other distribution in respect of any of its capital stock or otherwise make any payments to stockholders in their capacity as stockholders;

  •
  issue, deliver, sell, grant, pledge or otherwise encumber shares of capital stock or other ownership interests of any class, securities convertible or exchangeable into capital stock or other ownership interests, or any awards, warrants, calls, options or other rights, other than in connection with specified permitted issuances with respect to the DigitalNet stock options, warrants and stock-based awards;

  •
  amend the certificate of incorporation or bylaws or comparable organizational documents;

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  acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division, or acquire any material assets of any entity other than in the ordinary course of business;

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  take the following employee-benefits related actions:

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  adopt, enter into, terminate or amend any collective bargaining, benefit, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan;

  •
  increase the compensation or fringe benefits payable or to become payable to any of its present or former directors or officers or, except in the ordinary course of business consistent with past practice, any employees or consultants;

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  grant any severance or termination pay to, or increase severance or termination pay with, any current or former director, officer, employee, or consultant;

    •
    pay or award any benefit not required by any existing plan or arrangement, or accelerate the vesting or payment of any benefit; or

    •
    materially change any actuarial or other assumption used to calculate funding for pension plans or change the manner in which contributions to any pension plans are made or the basis on which contributions are determined;

  •
  amend or modify any warrant, except as contemplated in the merger agreement;

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  except as may be required as a result of a change in law or under GAAP, make any material change in its methods, principles and practices of accounting;

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  sell, lease, license, or otherwise dispose of any material assets, including intellectual property rights, except in the ordinary course of business and consistent with past practice;

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  repurchase, prepay or incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible for any obligations of any other person, except for net short-term borrowings incurred in the ordinary course of business consistent with past practice, in an amount not to exceed $12,000,000 or make any loans, advances or capital contributions to, or investments in, any other person, except to or in DigitalNet or its subsidiaries;

  •
  make capital expenditures, other than an allowable contract expense under our government contracts, that, individually, are in excess of $250,000 or, in the aggregate, are in excess of $1,000,000 in any fiscal quarter;

  •
  pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice or in accordance with the terms of liabilities reflected or reserved against in the most recent consolidated financial statements or cancel any material indebtedness or waive any claims or rights of substantial value;

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  waive the benefits of or modify any material confidentiality or standstill agreement; or

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  enter into, amend, revise, renew, terminate any material contract with a related party or any contract that is reasonably likely to conflict with or result in a violation, breach or default or would result in termination, cancellation or acceleration of any obligation or to a loss of a benefit under or result in a lien or entitlement.

EFFORTS TO COMPLETE THE MERGER

        Subject to the terms and conditions set forth in the merger agreement, we, BAE Systems and Acquisition Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things proper or advisable to complete, in the most expeditious manner practicable, the merger and any transactions contemplated by the merger agreement, including (i) taking such actions, making any filings, furnishing information required, and seeking to timely obtain any such actions, consents, approvals or waivers from governmental entities, (ii) obtaining necessary consents, approvals or waivers from third parties, (iii) executing any additional documents necessary to complete the transactions contemplated by the merger agreement, and (iv) as soon as practicable after receiving a written request from BAE Systems, commencing an offer to purchase all of the DigitalNet's 9% Senior Notes due 2010 and make a related consent solicitation (which request was made on September 21, 2004).

        Notwithstanding the above, neither BAE Systems nor any of its affiliates, including Acquisition Sub, shall be required to agree to (i) any prohibition or limitation on the ownership or operation of us, BAE Systems or any of our or its respective subsidiaries, (ii) any requirements to dispose of material portions of our or BAE Systems' business or assets, (iii) any limitations on the ability of BAE Systems to acquire and exercise full rights of ownership over the surviving corporation or (iv) any prohibition on the ability of BAE Systems or any of its subsidiaries to control the business or operations of the surviving corporation.

CONDITIONS TO THE MERGER

        The consummation of the merger is subject to certain customary closing conditions, as described further below.

        Conditions to Each Party's Obligations.    Each party's obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the merger agreement shall have been adopted by the holders of a majority of all issued and outstanding shares of the DigitalNet's common stock;

  •
  any waiting period (and any extensions thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, in each case, in connection with foreign anti-trust or competition laws necessary for the consummation of the merger and the related transactions shall have been obtained or filed or shall have occurred;

  •
  the period of time for any applicable review process by the Committee for Foreign Investment in the United States under Exon-Florio, shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the merger or the related transactions on the basis that they threaten to impair the national security of the United States; and

  •
  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or law preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect.

        Conditions to BAE Systems' and Acquisition Sub's Obligations.    The obligations of BAE Systems and Acquisition Sub to effect the merger are further subject to the following conditions:

  •
  DigitalNet's representations and warranties in the merger agreement, without regard to any qualifiers relating to materiality or material adverse effect, as defined below, shall be true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct is not reasonably likely, individually or in the aggregate, to have an effect that is a material adverse change, as defined below;

  •
  DigitalNet's representations and warranties in the merger agreement relating to our capital structure; litigation; our and our subsidiaries' compliance with all statutory and regulatory requirements under certain export control laws and under certain anti-bribery laws; and portions of DigitalNet's representations and warranties in the merger agreement relating to our and our subsidiaries' contracts; that are qualified as to materiality or material adverse effect, as defined below, shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or material adverse effect, as defined below, shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

  •
  DigitalNet shall have performed in all material respects all obligations required to be performed by it under the merger agreement at, or prior to, the closing date of the merger;

  •
  there shall not be pending or threatened any suit, proceeding or other action by any governmental entity that has a reasonable likelihood of success, (i) challenging the acquisition by BAE Systems and Acquisition Sub of any of DigitalNet's issued and outstanding common stock, (ii) seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, (iii) seeking to prohibit or limit the ownership or operation by DigitalNet, BAE Systems or any of their respective subsidiaries of any material portion of the business or assets of the DigitalNet, BAE Systems or any of their respective subsidiaries (other than to require that the business of DigitalNet to be operated under BAE Systems' special security agreement), or to compel DigitalNet, BAE Systems or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of DigitalNet, BAE Systems or any of their respective subsidiaries, as a result of the merger or any other related transaction, (iv) seeking to impose limitations on the ability of BAE Systems to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation, or (v) seeking to prohibit BAE Systems or any of its subsidiaries from effectively controlling in any material respect the business or operations of the surviving corporation; and

  •
  since December 31, 2003, there shall not have been any material adverse change.

        With regard to DigitalNet, a "material adverse effect" is a material adverse effect on (i) the business, financial condition or results of operations of DigitalNet and our subsidiaries, taken as a whole or (ii) the ability of DigitalNet to consummate the merger and the related transactions.

        A "material adverse change" is any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect, other than events, changes and developments (i) caused by a disruption in supplier, distributor or partner relationships or the loss of employees, in each case, as a result of the announcement of the merger, (ii) relating to the economy in general or to DigitalNet's industry in general and not specifically relating to DigitalNet or any of our subsidiaries or (iii) relating to the payment of any amounts due to, or other provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment agreements, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of the merger agreement; provided that such payments and benefits are set forth in the DigitalNet's disclosure letter to BAE Systems. For purposes of the definition of "material adverse change," changes in the market price or trading volume of DigitalNet's issued and outstanding common stock after the date of the merger agreement will not alone constitute a material adverse change.

        Conditions to DigitalNet's Obligations.    DigitalNet's obligation to effect the merger is further subject to the following conditions:

  •
  BAE Systems' and Acquisitions Sub's representations and warranties in the merger agreement, without regard to any qualifiers relating to materiality or material adverse effect, as defined below, shall be true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct is not reasonably likely, individually or in the aggregate, to have a material adverse effect, as defined below; and

  •
  BAE Systems and Acquisitions Sub shall have performed in all material respects all obligations to be performed by them under the merger agreement at or prior to the closing date of the merger.

        With regard to BAE Systems, a "material adverse effect" is a material adverse effect on the ability of BAE Systems or Acquisitions Sub to consummate the merger and the related transactions.

NO SOLICITATION OF OTHER OFFERS

        DigitalNet has agreed that we and our subsidiaries will not, and will not authorize or permit any of our officers, directors, employees, advisors or representatives to:

  •
  directly or indirectly solicit, initiate or encourage the submission of, any takeover proposal (as defined below);

  •
  enter into any agreement with respect to any takeover proposal; or

  •
  directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal.

        DigitalNet has agreed that we and our subsidiaries will:

  •
  immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any takeover proposal and request the prompt return or destruction of all confidential information previously furnished to such person or its representatives; and

  •
  promptly advise BAE Systems orally and in writing of any takeover proposal or inquiry with respect to, or that could reasonably be expected to lead to, any takeover proposal, the identity of the person making such takeover proposal or inquiry and the material terms of such takeover proposal or inquiry.

        DigitalNet may furnish information to and participate in discussions and negotiations with the person making any bona fide written takeover proposal received before October 11, 2004 if:

  •
  our board of directors determines in good faith and after consultation with our legal and financial advisors that the takeover proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below); and

  •
  the takeover proposal did not result from a breach of the prohibition on our solicitation of takeover proposals.

        DigitalNet has also agreed that prior to furnishing information to a person making a takeover proposal, we will receive from that person an executed confidentiality agreement that is not less restrictive as a whole of such person than the confidentiality agreement signed by BAE Systems in connection with the merger.

        We have agreed that neither our board of directors nor any committee thereof will:

  •
  recommend the approval or adoption of a takeover proposal;

  •
  determine that the merger agreement or the merger is no longer advisable;

  •
  withdraw or modify in a manner adverse to BAE Systems or the Acquisition Sub the approval of the merger agreement, the merger or any of the related transactions;

  •
  recommend that our stockholders reject the merger agreement, the merger or any of the related transactions;

  •
  resolve, agree or publicly propose to take any of the above actions (the foregoing being referred to as "adverse recommendation changes");

  •
  adopt or approve any takeover proposal or resolve, agree or propose to adopt or approve any takeover proposal; or

  •
  cause or permit DigitalNet to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition, merger, option, joint venture, partnership or similar agreement constituting or related to, or which is intended to or is reasonably likely to lead to, a takeover proposal, or resolve, agree or propose to take any such actions;

except that, at any time prior to October 11, 2004, DigitalNet's Board of Directors may make an adverse recommendation change if the Board of Directors determines in good faith, after consultation with outside counsel, that the failure to do so would result in a breach of its fiduciary duties.

        In addition, DigitalNet's Board of Directors may, prior to October 11, 2004, cause DigitalNet to terminate the merger agreement and accept a superior proposal; provided that DigitalNet has previously provided BAE Systems three business day's written notice of the superior proposal and has taken into account any changes to the financial and other terms of the merger agreement proposed by BAE Systems in response to such notice. Any notice of a superior proposal given to BAE Systems must specify the terms and conditions of, and the identity of any person making, the superior proposal. Any amendment in the price or any other material term of the superior proposal will require that additional written notice be sent to BAE Systems and that a new three business day period will begin.

        "Takeover proposal" means:

  •
  any proposal or offer for a merger, consolidation, dissolution, recapitalization, or other business combination involving DigitalNet and a third party;

  •
  any proposal for an issuance by DigitalNet of over 20% of our equity securities as consideration for the assets or securities of a third party; or

  •
  any proposal or offer by a third party to acquire in any manner, directly or indirectly, over 20% of our equity securities or consolidated total assets.

        "Superior proposal" means any bona fide written offer by a third party that:

  •
  if consummated would result in such third party or its stockholders acquiring, directly or indirectly, more than 50% of the voting power of DigitalNet's common stock or all or substantially all of the assets of DigitalNet and our subsidiaries, for consideration that our board of directors determines, in good faith and after consultation with its financial advisors, to have a higher value than the consideration to be received by you in connection with the merger, taking into account, among other things, any counteroffer proposed by BAE Systems; and

  •
  is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of the offer.

TERMINATION OF THE MERGER AGREEMENT

        The merger agreement may be terminated at any time prior to the completion of the merger:

  •
  by mutual written consent of DigitalNet, BAE Systems and Acquisition Sub;

  •
  by either DigitalNet or BAE Systems:

  •
  if the merger is not completed on or before January 31, 2005, unless the party seeking to terminate the merger agreement is in willful and material breach of the merger agreement or any related transaction agreements; or

    •
    if any governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action has become final and nonappealable;

  •
  by BAE Systems:

  •
  if an adverse recommendation change has occurred; or

  •
  if we have breached or failed to perform any of our representations, warranties, covenants or agreements contained in any document relating to the merger, if such breach or failure to perform would cause failure of any condition set forth under "Conditions to the Merger—Conditions to BAE Systems' and Acquisition Sub's Obligations" and such breach or failure to perform cannot be or has not been cured by January 31, 2005;

  •
  by DigitalNet:

  •
  if BAE Systems or Acquisition Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in any document relating to the merger, if such breach or failure to perform would cause failure of any condition set forth under "—Conditions to the Merger—Conditions to DigitalNet's Obligations" and such breach or failure to perform cannot be or has not been cured by January 31, 2005; or

  •
  if prior to October 11, 2004, in response to a superior proposal that did not result from a breach of our no solicitation provisions of the merger agreement, we enter into the terms of a binding agreement containing the terms of a superior proposal as described in more detail under "—No Solicitation of Other Offers."

TERMINATION FEES

        We must pay to BAE Systems a termination fee of $16,350,000, if:

  •
  a takeover proposal is made to us, or directly to you, or a company takeover proposal has become otherwise publicly known, and thereafter the merger agreement is terminated by either BAE Systems or us after January 31, 2005, and we enter into an acquisition agreement with respect to or consummate any other takeover proposal within one year of the termination of the merger agreement;

  •
  we terminate the merger agreement prior to October 11, 2004 and concurrently enter into the terms of a binding agreement containing the terms of a superior proposal as described in more detail under "No Solicitation of Other Offers;" or

  •
  BAE Systems terminates the agreement because an adverse recommendation change has occurred.

        GTCR Fund VII, L.P.; GTCR Co-Invest, L.P.; Ken S. Bajaj; and Bajaj Family Limited Partnership, referred to together as the principal stockholders, have agreed to make a payment to BAE Systems in certain circumstances. If DigitalNet must pay to BAE Systems a termination fee and a takeover proposal is consummated, the principal stockholders must, severally and not jointly, pay to BAE Systems 65% of the excess profit such principal stockholders receive from the consummation of the takeover proposal. The "excess profit" is defined as the excess consideration received per share over the $30.25 price offered by BAE Systems, multiplied by the total number of shares held by each principal stockholder, including the fair market value of any non-cash consideration. If the principal stockholders receive cash equal to the amount of the excess profit, the payment to BAE Systems must be made within three business days after the consummation of the takeover proposal. The payment must be made within ten business days if the principal stockholders do not receive cash in an amount equal to the excess profit.

        If, in response to a takeover proposal, BAE Systems makes a counteroffer that provides for BAE Systems to pay in excess of $30.25 per share for each share of our common stock, and such counteroffer by BAE Systems is consummated within six months of the date of the merger agreement, the principal stockholders must, severally and not jointly, pay to BAE Systems 65% of the excess profit such principal stockholders receive from the consummation of the transaction. The repayment due to BAE Systems must be made within three business days after the closing of the transaction.

EMPLOYEE OBLIGATIONS

        The merger agreement provides that, through December 31, 2005, the employees of DigitalNet that remain employed by the surviving corporation will receive base salary, incentive opportunities (other than equity-based compensation), welfare benefits and pension benefits that in the aggregate are substantially comparable to the benefits provided under DigitalNet's employee benefit plans and policies, as determined without taking into account plans or arrangements that provide for the issuance of DigitalNet stock. With respect to equity-based compensation, the continuing employees will be treated in substantially the same manner as other similarly situated peer employees of BAE Systems.

        Following the completion of the merger, BAE Systems will recognize service with DigitalNet and any of its subsidiaries prior to the completion of the merger for all purposes under any benefit plans, including eligibility, vesting, and benefit accrual purposes (other than benefit accrual purposes under defined benefit pension plans), health, disability, vacation, severance and pension plans (other than post-employment health and life insurance plans) that are made available by BAE Systems for the benefit of the continuing employees, except to the extent such credit would result in duplication of benefits; provided, however, that BAE Systems will have no obligation to provide continuing employees the opportunity to participate in any defined benefit pension plan or post-employment health and post-employment life insurance plan.

        BAE Systems and the surviving corporation will use reasonable efforts to waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements under any welfare plans maintained by BAE Systems to the extent such conditions and exclusions were satisfied or did not apply prior to the closing of the merger and will provide continuing employees with credit for co-payments and deductibles paid in satisfying any analogous deductible or out-of-pocket requirements under DigitalNet's plans.

        BAE Systems will honor the terms of the DigitalNet 2004 Short Term Incentive Plan and pay all amounts actually earned under the terms of the plan based on actual performance for the full 2004 calendar year in the first quarter of 2005.

AMENDMENT, EXTENSION AND WAIVER

        The parties may amend or waive provisions of the merger agreement at any time before completion of the merger. All such amendments and waivers must be in writing and signed, in the case of an amendment, by us, BAE Systems and Acquisition Sub or, in the case of a waiver, by each party against whom the waiver is to be effective. However, no amendment or waiver may be made that by law requires further approval by our stockholders unless we obtain that further approval. No failure or delay by any party in exercising any right, power or privilege under the merger agreement shall act as a waiver and no single or partial exercise of any right, power, or privilege shall act as a waiver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding the beneficial ownership of our common stock as of September 6, 2004 by (i) each person known by DigitalNet to be a beneficial owner of five percent or more of our common stock, (ii) each of our current directors and named executive officers, and (iii) all current directors and executive officers as a group.

        Unless indicated below, the address of each individual listed below is c/o DigitalNet Holdings, Inc., 2525 Network Place, Herndon, Virginia 20171.

Name and Address of Beneficial Owner(1) Named Executive Officers and Members of the Board of Directors:	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Total Common Stock(3)
Ken S. Bajaj	1,641,043	10.0%
Jack Pearlstein	409,754	2.5%
Steven Hanau	51,225	*
Michael C. Sanders	563	*
Michael McHugh	3,938	*
Bruce V. Rauner	—	*
Phillip A. Canfield	—	*
Craig A. Bondy	500	*
The Hon. Richard N. Perle	13,542	*
Edward C. Meyer	13,542	*
Alan G. Merten	13,542	*
Stuart J. Yarbrough	16,542	*
Directors and executive officers as a group (12 persons)	2,164,211	13.2%
5% Holders:
Entities affiliated with GTCR(4) 6100 Sears Tower Chicago, Illinois 60606	8,049,564	49.2%
Federated Investors, Inc.(5) 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222	1,079,000	6.6%
Wellington Management Company, LLP(6) 75 State Street Boston, Massachusetts 02109	1,035,237	6.3%

*
Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of DigitalNet's common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)
Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(3)
Calculated on the basis of 16,344,792 shares of DigitalNet common stock outstanding as of September 11, 2004, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after September 11, 2004 are deemed to be outstanding for the purpose of calculating that stockholder's percentage beneficial ownership. Each share of DigitalNet common stock is entitled to one vote.

(4)
GTCR refers to GTCR Golder Rauner, L.L.C. and its affiliates, including GTCR Fund VII, L.P.; GTCR Co-Invest, L.P. and GTCR Partners VII, L.P.

(5)
Stock ownership based on a Form 13F filed with the SEC on August 13, 2004. Federated Investors, Inc. has sole voting and shared investment power with respect to these shares.

(6)
Stock ownership based on a Form 13F filed with the SEC on August 26, 2004. Wellington Management Company, LLP has sole voting and sole investment power with respect to 380,750 shares of common stock, shared voting and shared investment power with respect to 255,100 shares of common stock, no voting and shared investment power with respect to 33,087 shares of common stock and no voting and sole investment power with respect to 366,300 shares of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this report, which are not historical facts, are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. We have attempted, whenever possible, to identify these forward-looking statements using words such as "may," "will," "should," "projects," "estimates," "expects," "plans," "intends," "anticipates," "believes," and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements. DigitalNet cannot give any assurance that the merger will be consummated. Factors that could affect whether the transaction is completed include the satisfaction or waiver of a number of conditions, including obtaining clearance from regulatory authorities.

        In addition, the statements in this information statement are made as of October 4, 2004. We expect that subsequent events or developments will cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to October 4, 2004.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website located at http://www.sec.gov, which contains reports, proxy statements and other information regarding companies that file electronically with the SEC.

        Pursuant to the rules of the SEC, services that deliver the Company's communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company's information statement, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the information statement to any stockholder at a shared address to which a single copy of the information statement was delivered. Multiple stockholders sharing the same address may also notify the Company if they wish to receive separate copies of the Company's communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify the Company of their requests by calling or writing Joe Cormier, Vice President of Corporate Development, DigitalNet Holdings, Inc., 2525 Network Place, Herndon, Virginia 20171, telephone 703-563-7500.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of September 11, 2004

Among

BAE SYSTEMS NORTH AMERICA INC.,

BAE SYSTEMS ACQUISITION CORP.

And

DIGITALNET HOLDINGS, INC.

GLOSSARY OF DEFINED TERMS

Term	Section
Acquisition Agreement	5.02(b)
Adverse Recommendation Change	5.02(b)
affiliate	9.03
Anti-Bribery Laws	3.13(c)
Appraisal Shares	2.01(d)
Bid	3.15(c)
business day	9.03
Certificate of Merger	1.03
Certificates	2.02(b)
CFIUS	6.03(b)(i)
Closing	1.02
Closing Date	1.02
Code	2.02(h)
Commonly Controlled Entity	3.10
Company	Preamble
Company Benefit Agreements	3.08(e)(ii)
Company Benefit Plans	3.10
Company Board	3.04(a)
Company Bylaws	3.01
Company Capital Stock	3.03(a)
Company Charter	3.01
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Government Contract	3.15(c)
Company Government Subcontract	3.15(c)
Company Intellectual Property Rights	3.17(j)(ii)
Company Lease	3.16(b)
Company Material Adverse Effect	9.03
Company Pension Plan	3.11(a)
Company Preferred Stock	3.03(a)
Company SEC Documents	3.06(a)
Company Stockholder Approval	3.04(b)
Company Stock-Based Awards	3.03(a)
Company Stock Options	3.03(a)
Company Stock Plan	3.03(a)
Company Subsidiaries	3.01
Company Takeover Proposal	5.02(e)
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing Employees	6.05(a)
Contract	3.05(a)
DGCL	1.01
DOJ	6.03(b)(ii)
Effective Time	1.03
Employment Agreement	Recitals
Environmental Claim	3.14(b)
Environmental Laws	3.14(b)
Environmental Permits	3.14(a)(ii)

ERISA	3.11(a)
ESPP	3.03(a)
Exchange Act	3.05(b)
Exchange Fund	2.02(a)
Exon-Florio	3.05(b)
Export Control Laws	3.13(b)
Filed Company SEC Documents	Article III
FTC	6.03(b)(ii)
GAAP	3.06(b)
Governmental Entity	3.05(b)
GTCR	Recitals
Hazardous Materials	3.14(b)
HSR Act	3.05(b)
Indemnified Party	6.06(a)
Information Statement	3.05(b)
Intellectual Property Rights	3.17(j)(i)
IRS	3.11(a)
Joint Filing	6.03(b)(i)
Judgment	3.05(a)
Law	3.05(a)
Liens	3.02(a)
Material Adverse Change	9.03
Material Company Contracts	3.15(a)
Maximum Premium	6.06(b)
Merger	Recitals
Merger Consideration	2.01(c)(2)
Non-Compete Agreement	Recitals
Notes	3.03(b)
Outside Date	8.01(b)(i)
Parent	Preamble
Parent Material Adverse Effect	9.03
Paying Agent	2.02(a)
Payment Date	6.04(a)(ii)
Permits	3.13(a)
person	9.03
Post-Signing Returns	5.01(b)(i)
Principal Company Stockholders	Recitals
Principal Stockholder Consent	Recitals
Principal Stockholders Agreement	Recitals
Related Persons	3.18
Release	3.14(b)
Representatives	5.02(a)
SEC	Article III
Section 262	2.01(d)
Securities Act	3.06(b)
SOX	3.06(b)
STIP	6.05(e)
Sub	Preamble
subsidiary	9.03
Superior Proposal	5.02(e)

Surviving Corporation	1.01
taxes	3.09(g)(i)
tax return	3.09(g)(ii)
Termination Fee	6.07(b)
Transaction Agreements	Recitals
Transfer Taxes	6.09
Unvested Option	6.04(a)(ii)
Unvested Option Cashout Amount	6.04(a)(ii)
Warrants	3.03(a)

        AGREEMENT AND PLAN OF MERGER dated as of September 11, 2004 among BAE SYSTEMS NORTH AMERICA INC., a Delaware corporation ("Parent"), BAE SYSTEMS ACQUISITION CORP., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and DIGITALNET HOLDINGS, INC., a Delaware corporation (the "Company").

        WHEREAS the respective boards of directors of Parent, Sub and the Company have approved Parent's acquisition of the Company on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS the respective boards of directors of Parent, Sub and the Company have approved this Agreement and the transactions contemplated hereby, including the merger of Sub with and into the Company (the "Merger") whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company (the "Company Common Stock") not owned by Parent, Sub or the Company or their respective subsidiaries shall be converted into the right to receive $30.25 in cash;

        WHEREAS simultaneously with the execution and delivery of this Agreement GTCR Fund VII, L.P. and GTCR Co-Invest L.P. (collectively "GTCR") and Ken S. Bajaj and Bajaj Family Limited Partnership (together with GTCR, the "Principal Company Stockholders") are entering into an agreement (the "Principal Stockholders Agreement") pursuant to which such Principal Company Stockholders will agree to take specified actions in furtherance of the Merger, including executing and delivering written consents (each, a "Principal Stockholder Consent") pursuant to Section 228 of the DGCL pursuant to which such Principal Company Stockholders adopt this Agreement;

        WHEREAS immediately following the execution and delivery of this Agreement each Principal Company Stockholder will execute and deliver a Principal Stockholder Consent;

        WHEREAS simultaneously with the execution and delivery of this Agreement the Company and Parent are entering into an employment agreement with Steven Hanau (the "Employment Agreement");

        WHEREAS simultaneously with the execution and delivery of this Agreement the Company and Parent are entering into non-compete and non-solicitation agreements with each of Ken S. Bajaj and Jack Pearlstein (each a "Non-Compete Agreement" and together with this Agreement, the Principal Stockholders Agreement and the Employment Agreement, the "Transaction Agreements"); and

        WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

        SECTION 1.01.    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

        SECTION 1.02.    Closing.    The closing of the Merger (the "Closing") shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 1.03.    Effective Time.    Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.04.    Effects.    The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 1.05.    Certificate of Incorporation and Bylaws.    (a) The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b)   The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.06.    Directors.    The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.07.    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

        SECTION 2.01.    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a)    Capital Stock of Sub.    Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Company Common Stock that is owned by the Company, Parent, Sub or by any of their respective wholly owned subsidiaries shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c)    Conversion of Company Common Stock.    (1) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $30.25 in cash.

        (2)   The cash payable upon the conversion of shares of Company Common Stock pursuant to Section 2.01(c)(1) is referred to as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and certain dividends or other distributions in accordance with Section 2.03(c) upon surrender of such certificate in accordance with Section 2.02, without interest.

        (d)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        SECTION 2.02.    Exchange of Certificates.    (a) Paying Agent. As of the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company. Prior to or at the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, in trust for the benefit of the Company's stockholders, cash in an aggregate amount necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

        (b)    Exchange Procedure.    As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01 and certain dividends and other distributions in respect of Company Common Stock in accordance with Section 2.03, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, and certain dividends or other distributions in accordance with Section 2.03(c). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

        (c)    No Further Ownership Rights in Company Common Stock.    The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

        (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

        (e)    No Liability.    None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (f)    Investment of Exchange Fund.    The Parent may cause the Paying Agent to invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. In no case, however, shall any such investment or any such payment of interest or income delay the receipt by holders of Certificates of the Merger Consideration or otherwise impair such holders' rights hereunder.

        (g)    Lost Certificates.    If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect thereto, without interest.

        (h)    Withholding Rights.    Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of any supranational, national, federal, state, local or municipal (whether domestic or foreign) tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as applicable.

ARTICLE III

Representations and Warranties of the Company

        Except as set forth (i) in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC") and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or (ii) in the letter, dated the date of this Agreement, from the Company to Parent (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Sub as follows:

        SECTION 3.01.    Organization, Standing and Power.    Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the restated certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the amended and restated bylaws of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement. The Company has made available to Parent true and complete copies of the minutes of all meetings of the stockholders of the Company and each Company Subsidiary, the board of directors of the Company and each Company Subsidiary and the committees of each of such board of directors, in each case held since January 1, 2001.

        SECTION 3.02.    Company Subsidiaries; Equity Interests.    (a) The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company or by a wholly owned Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

        (b)   As of the date of this Agreement, except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $5,000,000 in any person.

        SECTION 3.03.    Capital Structure.    (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share (the "Company Preferred Stock", and together with the Company Common Stock, the "Company Capital Stock"). At the close of business on September 6, 2004, (i) 16,343,836 shares of

Company Common Stock were issued and outstanding, of which no shares issued pursuant to the Company Stock Plan were subject to vesting, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 699,219 shares of Company Common Stock were reserved and available for issuance pursuant to the Company's Amended and Restated 2003 Stock Incentive Plan (the "Company Stock Plan"), of which 522,415 shares were subject to outstanding Company Stock Options with an average weighted average exercise price of $17.19, (iv) 500,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company's 2004 Employee Stock Purchase Plan (the "ESPP"), (v) warrants to purchase 63,605 shares of Company Common Stock at an exercise price of $0.01 were outstanding (the "Warrants")and (vi) no shares of Company Preferred Stock were issued or outstanding or reserved for issuance or were held by the Company in its treasury. As of the date of this Agreement, there were no outstanding stock appreciation rights, "phantom" stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options and Warrants and rights under the ESPP) issued by the Company or any Company Subsidiary that are linked to the value of Company Common Stock (collectively, "Company Stock-Based Awards"). Section 3.03 of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on September 6, 2004, of all outstanding options to purchase shares of Company Common Stock (collectively, "Company Stock Options") and all outstanding Company Stock-Based Awards, granted under the Company Stock Plan or otherwise, all outstanding Warrants, all rights under the ESPP and all other rights, if any, to purchase or receive Company Common Stock issued or granted by the Company or any Company Subsidiary, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof. The Company has delivered to Parent true and complete copies of all Contracts in connection with the Warrants, the ESPP or other rights (other than the Company Stock Options) issued or granted by the Company or any Company Subsidiary to purchase any capital stock of, or other equity or voting interests in, the Company. All outstanding Company Stock Options are evidenced by stock option agreements or other award agreements, in each case in the forms set forth in Section 3.03 of the Company Disclosure Letter, and no stock option agreement or other award agreement contains any terms that are materially inconsistent with such forms. The Company has not granted any Stock Option intended to qualify as an "incentive stock option" under Section 422 of the Code and the exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option. The maximum amount of payroll deductions that could be accumulated under the ESPP through October 31, 2004 is $300,000. All outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the Company Stock Options and the Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Except for the Company Common Stock, there are no securities or other instruments or other obligations of the Company or any Company Subsidiary (1) having the right to vote on any matters on which stockholders of the Company may vote or (2) except for the Company Stock Options and the Warrants, convertible into, or exchangeable for, securities having the right to vote on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.03, (x) as of the close of business on September 6, 2004, there are not issued, reserved for issuance or outstanding (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (B) any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (C) any other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock, and (y) as of the date of this Agreement, there exists no obligation of the Company or any Company Subsidiary to issue, any Company Capital Stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or equity interests of the Company or any Company Subsidiary and there are not any outstanding Contracts or obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or obligating the Company or any Company Subsidiary to enter into any such security or interests. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities. During the period from September 6, 2004 to the date of this Agreement, there have been no issuances or grants by the Company or any Company Subsidiary of (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary (other than issuances or grants of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Warrants outstanding on such date as required by their terms as in effect on the date of this Agreement), (B) any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (C) any Company Stock-Based Awards or other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock.

        (b)   As of the date of this Agreement, (i) the only outstanding indebtedness for borrowed money of the Company and the Company Subsidiaries is (A) $81,250,000 in aggregate principal amount of the Company's 9% Senior Notes due 2010 (the "Notes") and (B) $12,000,000 in aggregate principal amount of loans and $1,000,000 under an outstanding letter of credit, under the Amended and Restated Credit Agreement dated as of July 3, 2003 among DigitalNet, Inc., the Company, Bank of America, N.A., Madison Capital Funding LLC and the other lenders party thereto and (ii) there are no guarantees by the Company or any of the Company Subsidiaries of indebtedness of third parties for borrowed money.

        SECTION 3.04.    Authority; Execution and Delivery; Enforceability.    (a) The Company has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. Assuming the representation made in Section 4.07 is correct, the execution and delivery by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the Merger to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company are or will be necessary to authorize the Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each such Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. The board of directors of the Company (the "Company Board"), at a meeting, duly called, and held duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger and the other transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger, the Transaction Agreements and the other transactions contemplated hereby and thereby are fair to and in the best interests of the Company's stockholders and (iii) declaring the Agreement advisable, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. Assuming the representation made in Section 4.07 is correct, the approval of this Agreement, the other Transaction Agreements, the Merger and the other transactions contemplated hereby and thereby by the Company Board referred to in this Section 3.04(a) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on "business combinations" (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the other Transaction Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Merger or any of the other transactions contemplated hereby or thereby.

        (b)   Assuming the representation made in Section 4.07 is correct, the only vote or consent of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "Company Stockholder Approval"). The execution and delivery of the Principal Stockholder Consents will constitute the Company Stockholder Approval. The affirmative vote or consent of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or consummate any of the transactions contemplated hereby or thereby other than the Merger.

        SECTION 3.05.    No Conflicts; Consents.    (a) The execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) subject to the filings and other matters referred to in Section 3.05(b), any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, whether written or oral (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation or determination, in each case whether preliminary or final, of a Governmental Entity ("Judgment") or any statute, law (including common law), ordinance, rule, regulation or order ("Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

        (b)   No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or notice to, or permit from, any supranational, national, federal, state, local or municipal (whether domestic or foreign) government or any court of competent jurisdiction, tribunal, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, agency, authority or instrumentality(a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (B) Section 721 of the Defense Production Act, as amended ("Exon-Florio"), (ii) the filing with the SEC of (A) an information statement relating to the adoption of this Agreement by the stockholders of the Company (the "Information Statement") and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any Company Subsidiary is qualified to do business, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.09, (vi) such other items required solely by reason of the participation of Parent (as opposed to any other third party) in the transactions contemplated hereby (including any filings or notices related to national security or foreign ownership control or influence), (vii) any filings required under the rules and regulations of the Nasdaq National Market and (viii) such other Consents, registrations, declarations, filings, notices or permits, the failure of which to obtain or make is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

        SECTION 3.06.    SEC Documents; Undisclosed Liabilities.    (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 (the "Company SEC Documents").

        (b)   As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and, to the extent in effect and applicable, the Sarbanes-Oxley Act of 2002 ("SOX"), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        (c)   Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations which, (i) were incurred after December 31, 2003 in the ordinary course of business consistent with past practice or (ii) individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

        (d)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Since the effective date of SOX, neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

        (e)   The Company is, and has been, in compliance in all material respects with the provisions of SOX applicable to it on or prior to the date hereof.

        (f)    None of the Company Subsidiaries is, or has at any time since January 1, 2003 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

        SECTION 3.07.    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference therein.

        SECTION 3.08.    Absence of Certain Changes or Events.    From December 31, 2003 to the date of this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice, and during such period there has not been:

          (a)   any Material Adverse Change;

          (b)   any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase or redemption for value by the Company of any Company Capital Stock;

          (c)   any purchase, redemption or other acquisition of (i) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (ii) any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (iii) any other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock;

          (d)   any split, combination or reclassification of any Company Capital Stock or any issuance, or the authorization of any issuance, of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

          (e)   (i) any granting by the Company or any Company Subsidiary to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary of (A) any increase in compensation, bonus, fringe or other benefits, or any granting of any type of compensation or benefits, except for normal increases in base cash compensation or granting of incentive compensation and fringe and other benefits, in each case, in the ordinary course of business consistent with past practice to employees who are not directors or officers or as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of December 31, 2003 in accordance with its terms in effect on such date, (B) any severance or termination pay or increase therein to any current employee of the Company or any Company Subsidiary, or (ii) any entry by the Company or any Company Subsidiary into, or any amendments of, any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by the Transaction Agreements with, or providing benefits to, any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (collectively, "Company Benefit Agreements");

          (f)    any change in accounting methods, principles or practices by the Company or any Company Subsidiary affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

          (g)   any (i) elections with respect to taxes by the Company or any Company Subsidiary, (ii) settlement or compromise by the Company or any Company Subsidiary of any tax liability or refund, (iii) filing by the Company of an amended tax return or (iv) other action by the Company that is reasonably likely to have the effect of increasing the tax liability or decreasing a tax asset of the Company or any Company Subsidiary;

          (h)   any revaluation by the Company or any Company Subsidiary of any assets that are material to the Company and the Company Subsidiaries, taken as a whole; or

          (i)    any sale, lease, license or other disposition of, or subjecting to any Lien, any assets of the Company or any Company Subsidiary (including Intellectual Property Rights), except in the ordinary course of business consistent with past practice.

        SECTION 3.09.    Taxes.    (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material tax returns required to be filed by it, and all such tax returns are true, complete and accurate in all material respects. All taxes shown to be due on such tax returns, or otherwise owed, have been timely paid.

        (b)   The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all taxes payable by the Company or the Company Subsidiaries (in addition to any reserve for deferred taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency, audit examination, refund litigation, proposed adjustment or matter in controversy with respect to any taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority by or on behalf of the Company or any Company Subsidiary.

        (c)   There are no Liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to taxes.

        (d)   None of the Company or any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (in each case within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        (e)   Neither the Company nor any of the Company Subsidiaries has been, at any time during the period specified in Section 897(c)(1)(A) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        (f)    The Company has delivered to Parent, or made available to Parent for inspection, complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any of the Company Subsidiaries and relating to taxes for all taxable periods for which the statute of limitations has not yet expired.

        (g)   For purposes of this Agreement:

          (i)    "tax" or "taxes" means (A) all supranational, national, federal, state, local or municipal (whether domestic or foreign) taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment and other withholding taxes, and including all obligations under any tax sharing agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or practice, and including all interest, penalties and additions imposed with respect to such amounts, (B) all liability for the payment of any amounts of the type described in the foregoing clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (C) all liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in the foregoing clause (A) or (B); and

          (ii)   "tax return" means all supranational, national, federal, state, local or municipal (whether domestic or foreign) tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.

        SECTION 3.10.    Absence of Changes in Benefit Plans; Labor Relations.    Except as expressly permitted pursuant to Section 5.01(a)(i) through (xii) or Section 6.04(d), since December 31, 2003, there has not been any adoption or amendment by the Company or any Company Subsidiary of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, "phantom" stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity"), in each case providing benefits to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (collectively, the "Company Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans, or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Benefit Plan is not then out of compliance with applicable Law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code, or as required to comply with any Company Benefit Agreement or Company Benefit Plan in effect as of December 31, 2003 in accordance with its terms in effect on such date. There exist no currently binding Company Benefit Agreements. There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. As of the date of this Agreement, none of the employees of the Company or any Company Subsidiary are represented by any union with respect to their employment by the Company or such Company Subsidiary. Except as, individually or in the aggregate, has not had, or is not reasonably likely to have, a Company Material Adverse Effect, as of the date of this Agreement, since January 1, 2003, neither the Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

        SECTION 3.11.    ERISA Compliance; Excess Parachute Payments.    (a) Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of each Company Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (each, a "Company Pension Plan"), each material Company Benefit Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans. The Company has provided to Parent complete and accurate copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the two most recent annual reports on Form 5500 required to be filed with the United States Internal Revenue Service (the "IRS") with respect to each Company Benefit

Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, the Company Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining agreements. No Company Benefit Plan provides benefits solely to persons who are or were employed, or provide services, outside the United States.

        (b)   All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (or, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that is reasonably likely to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. Each Company Pension Plan has complied since its inception, or has been amended to comply with the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001. All Company Pension Plans required to have been approved by any non-U.S. Governmental Entity have been so approved, no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan is reasonably likely to materially affect any such approval relating thereto or materially increase the costs relating thereto. The Company has delivered to Parent a complete and accurate copy of the most recent determination letter received prior to the date of this Agreement with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any.

        (c)   Neither the Company nor any Commonly Controlled Entity has (i) maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA or (ii) any unsatisfied liability under Title IV of ERISA.

        (d)   All material reports, returns and similar documents with respect to all material Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. None of the Company or any Company Subsidiaries has received written notice of, and to the knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits, proceedings or other actions against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are reasonably likely to give rise to any material liability.

        (e)   All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date of this Agreement in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet included in the Filed Company SEC Documents. Neither any Company Pension Plan nor any single-employer plan of any Commonly Controlled Entity has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

        (f)    With respect to each Company Benefit Plan, there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is reasonably likely to subject the Company or any of the Company Subsidiaries or any of their respective employees, or a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or to any liability for breach of fiduciary duty under ERISA or any other applicable Law, except as, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. No Company Benefit Plan or related trust has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30 day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by the Transaction Agreements, except as, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

        (g)   Section 3.11(g) of the Company Disclosure Letter discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time after the Effective Time. Neither the Company nor any Company Subsidiary has any material obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required under Section 4980B(f) of the Code), except as, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

        (h)   None of the execution and delivery of any of the Transaction Agreements, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated hereby or thereby (including as a result of any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or consultant of the Company or any Company Subsidiary to severance or termination pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

        (i)    Neither the Company nor any Company Subsidiary has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary, except as, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

        (j)    No deduction by the Company or any Company Subsidiary in respect of any "applicable employee remuneration" (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

        (k)   No amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of the Transaction Agreements, the obtaining of the Company Stockholder Approval, the consummation of the Merger or any other transaction contemplated hereby or thereby (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any Company Subsidiary, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

        (l)    Section 3.11(l) of the Company Disclosure Letter sets forth a complete and accurate list of each employment, deferred compensation, consulting, severance, retention, change of control, termination or indemnification agreement to which the Company or any Company Subsidiary is a party or is otherwise bound or under which the Company or any Company Subsidiary has any liability.

        SECTION 3.12.    Litigation.    As of the date of this Agreement, there is no material claim, suit, proceeding or other action pending or, to the knowledge of the Company, threatened, or to the knowledge of the Company any material investigation pending or threatened, against or affecting the Company or any Company Subsidiary or any of their respective assets, nor is there any material Judgment outstanding against, or material notice of an actual or potential violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any Company Subsidiary. As of the date of this Agreement, there is no audit of the Company or any Company Subsidiary by a Governmental Entity pending, or to the knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary.

        SECTION 3.13.    Compliance with Applicable Laws.    (a) The Company and the Company Subsidiaries are in compliance with all applicable Laws and Judgments, except where the failure to comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any communication during the past three years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not, or may not be, in compliance with, or has, or may have, liability under, any applicable Law or Judgment or is subject to any investigation, inquiry, audit or claim by such Governmental Entity, except where such failure to comply or such liability or such investigation, inquiry, audit or claim, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (collectively, "Permits"), necessary for it to own, lease or operate its assets and to carry on its business as presently conducted except where the failure to have such Permits, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, and the Merger and the other transactions contemplated hereby or by any other Transaction Agreement will not cause the revocation or cancellation of any such Permit, except where such default, violation, revocation or cancellation, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

        (b)   The Company and the Company Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively the "Export Control Laws"). Neither the Company nor any Company Subsidiary has received any communication that alleges that the Company or a Company Subsidiary is not, or may not be, in compliance with, or has, or may have, any material liability under, the Export Control Laws.

        (c)   The Company and the Company Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under (i) the anti-bribery provisions of the Foreign Corrupt

Practices Act (15 U.S.C. §§ 78dd-1 and 78dd-2), (ii) the books and records provisions of the Foreign Corrupt Practices Act as they relate to any payment in violation of the anti-bribery provisions of the Foreign Corrupt Practices Act, (iii) the Organisation for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and (iv) local anti-corruption and bribery laws in jurisdictions in which the Company and the Company Subsidiaries are operating (collectively, the "Anti-Bribery Laws"). Neither the Company nor any of the Company Subsidiaries has received any communication that alleges that the Company, a Company Subsidiary or any agent thereof is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

        SECTION 3.14.    Compliance with Environmental Laws.    (a) Except as, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect:

          (i)    the Company and the Company Subsidiaries are in compliance in all respects with all Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any written notice that alleges that the Company or any of its Subsidiaries is, or may be, in violation of, or has, or may have, any liability under, any Environmental Law;

          (ii)   the Company and the Company Subsidiaries have obtained, maintained and complied with all Permits necessary under any Environmental Law for them to own, lease or operate their respective assets and to carry on their respective businesses as presently conducted ("Environmental Permits");

          (iii)  there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary; and

          (iv)  there have been no Releases of any Hazardous Material that are reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary.

        (b)   As used in this Agreement:

        "Environmental Claim" means any and all administrative, regulatory or judicial claims, suits, proceedings or other actions, investigations, Judgments, demands, directives, Liens or written notices of noncompliance or violation, in any such case, by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of investigations, remediation or governmental response, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials or (ii) the failure to comply with, or otherwise related to liabilities or obligations under, any Environmental Law;

        "Environmental Laws" means all applicable supranational, national, federal, state, local and municipal (whether domestic or foreign) Laws, Judgments, Contracts or Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, occupational health and safety or the environment;

        "Hazardous Materials" means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls, and any other chemical or waste regulated as hazardous or toxic under any applicable Environmental Law; and

        "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        SECTION 3.15.    Contracts.    (a) Except for Contracts filed as exhibits to the Filed Company SEC Documents and purchase or task orders entered into in the ordinary course of business consistent with past practice (other than purchase or task orders entered into pursuant to Company Government Contracts or Company Government Subcontracts), Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of each of the following Contracts (collectively, with the Contracts set forth on Section 3.16(b) of the Company Disclosure Letter, the "Material Company Contracts"):

          (i)    all Contracts of the Company or any Company Subsidiary made in the ordinary course of business consistent with past practice having an aggregate value, or involving payments by or to the Company or any Company Subsidiary, of more than $1,000,000 in any twelve-month period beginning on or after January 1, 2004;

          (ii)   all Contracts of the Company or any Company Subsidiary that, subject to all reasonable assumptions upon which they are based and accounting for all anticipated related indirect cost allocations, are not reasonably likely to be capable of performance in accordance with their terms without a material financial loss over the life of such Contacts;

          (iii)  all Contracts to which the Company or any Company Subsidiary is a party made outside the ordinary course of business;

          (iv)  all Contracts to which the Company or any Company Subsidiary is a party, or that purports to be binding upon the Company, any Company Subsidiary or any of its current or future affiliates, that contain a covenant restricting the ability of any such person to compete or engage in any line of business, or to develop, market or distribute any products or services, in each case, in any geographic territory, other than a covenant that so restricts non-controlled affiliates of the Company before the Closing Date but will not restrict Parent or its affiliates after the Closing Date;

          (v)   all Contracts (other than leases of real property set forth on Section 3.16(b) of the Company Disclosure Letter) to which the Company or any Company Subsidiary is a party granting to the Company or any Company Subsidiary any license or other right to use any material Intellectual Property Rights (other than a license to use off-the-shelf software) or any other material asset or right;

          (vi)  all confidentiality, standstill or similar agreements to which the Company or any Company Subsidiaries is a party made outside the ordinary course of business;

          (vii)  all joint venture, partnership, teaming or other similar agreements to which the Company or any Company Subsidiary is a party (including all amendments thereto); and

          (viii)   all Contracts to which the Company or any Company Subsidiary is a party providing for indemnity (including any obligations to advance funds for expenses) to the current or former directors or officers of the Company or any Company Subsidiary.

        (b)   Neither the Company nor any Company Subsidiary is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation by the Company or any Company Subsidiary of) any term, condition or provision of any indebtedness, guarantee or Material Company Contract, which default or violation is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

        (c)   With respect to each Contract between the Company or any Company Subsidiary and any Governmental Entity for which (i) performance has not been or was not completed or (ii) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding bid, quotation or proposal by the Company or any Company Subsidiary (each, a "Bid") that if accepted or awarded could lead to a Contract between the Company or any Company Subsidiary and any Governmental Entity, including any facilities Contract for the use of government-owned facilities (each such Contract or Bid, a "Company Government Contract") and each Contract between the Company or any Company Subsidiary and any prime contractor or upper-tier subcontractor relating to a Contract between such person and any Governmental Entity for which (i) performance has not been or was not completed or (ii) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Company Subsidiary and a prime contractor or upper-tier subcontractor relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a "Company Government Subcontract"):

          (i)    (A) each such Company Government Contract or Company Government Subcontract was, to the knowledge of the Company, legally awarded, is binding on the Company and the Company Subsidiaries that are parties thereto and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and (B) each such Company Government Contract (or, if applicable, each prime Contract under which such Company Government Subcontract was awarded) is not currently the subject of bid or award protest proceedings and is not, to the knowledge of the Company, reasonably likely to become the subject of bid or award protest proceedings; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids,

          (ii)   the Company and each Company Subsidiary have complied in all material respects with all terms and conditions of such Company Government Contract or Company Government Subcontract, including all clauses, provisions and requirements incorporated expressly by reference therein and all requirements thereunder relating to the safeguarding of, and access to, classified information,

          (iii)   the Company and each Company Subsidiary have complied in all material respects with all requirements of all Laws or Contracts pertaining to such Company Government Contract or Company Government Subcontract,

          (iv)  to the knowledge of the Company, no facts exist that are reasonably likely to give rise to a claim (including a claim for price adjustment) for fraud or under the United States False Claims Act or the United States Truth in Negotiations Act, or to any other request for a reduction in price arising from any alleged violation of Law, in connection with any such Company Government Contract or Company Government Subcontract,

          (v)   neither the United States government nor any prime contractor, subcontractor or other person or entity has notified the Company or any Company Subsidiary, in writing or orally, that the Company or any Company Subsidiary has, or may have, materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and, to the knowledge of the Company, all facts set forth or acknowledged by any representations, claims or certifications submitted by the Company or any Company Subsidiary in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission,

          (vi)  as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Company Government Contract or Company Government Subcontract,

          (vii)  other than in the ordinary course of business consistent with past practice, no material cost incurred by the Company or any Company Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been questioned or challenged, is the subject of any audit or, to the knowledge of the Company, investigation or has been disallowed by any government or governmental agency, and

          (viii)   no material payment due to the Company or any Company Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, nor has any claim been made to withhold or set off money, and no progress or other payments received to date with respect thereto have been unlawfully received.

        (d)   neither the Company nor any Company Subsidiary, nor any of the respective directors, officers, employees, consultants or agents, of the Company or any Company Subsidiary, is, or within the past three years has been, (i) to the knowledge of the Company, under administrative, civil or criminal investigation, indictment or information by any Governmental Entity or (ii) the subject of any audit or investigation by the Company or any Company Subsidiary, in each case, with respect to any alleged violation of Law arising under or relating to any Company Government Contract or Company Government Subcontract.

        (e)   The Company has received no notice of (i) any outstanding material claims against the Company or any Company Subsidiary, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, or (ii) any outstanding material claims or requests for equitable adjustment or disputes between the Company or any Company Subsidiary and the United States government under the United States Contract Disputes Act, as amended, or any other Law or between the Company or any Company Subsidiary and any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract. Except as referenced or contained in Quality Initiative Program reports previously made available to Parent's Representatives, neither the Company nor any Company Subsidiary has received any written material adverse or negative past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other Contract with a Governmental Entity within the past three years. Neither the Company nor any Company Subsidiary has (i) any material interest in any pending or potential claim against any Governmental Entity or (ii) any material interest in any pending claim against any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract.

        (f)    Within the past three years, none of the Company or any Company Subsidiary, or, to the knowledge of the Company, any officer, director or manager of the Company or any Company Subsidiary (as a result of conduct associated with the Company or any Company Subsidiary), has been debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of Contracts with the United States government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). There exist no facts or circumstances that, to the knowledge of the Company, would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility, in either case, for purposes of doing business with any United States Governmental Entity in general, on the part of the Company, any Company Subsidiary or any of their respective directors, officers or managers.

        (g)   The Company has previously provided to Parent's Representatives a true and complete list as of the date of this Agreement of any security audits or inspections of the Company or any Company Subsidiary by the United States government during the past three years and the results thereof. As of the date of this Agreement, to the knowledge of the Company, no facts currently exist that are reasonably likely to give rise to the revocation of any security clearance of the Company, any Company Subsidiary or any employee of the Company or any Company Subsidiary.

        SECTION 3.16.    Title to Properties.    (a) The Company and the Company Subsidiaries have good and marketable title to, or valid leasehold interests in, all their respective assets except for such as are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business consistent with past practice and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with their ability to conduct their respective businesses as currently conducted or, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. All such assets, other than assets in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted.

        (b)   Each of the Company and each of the Company Subsidiaries has complied in all material respects with the terms of each material lease, sublease, license and other Contract relating to real property (each, a "Company Lease") to which it is a party, except where the failure to comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Section 3.16(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement, and the Company has made available to Parent true and correct copies, of each Company Lease, and each such Company Lease is in full force and effect. The Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such Company Leases.

        SECTION 3.17.    Intellectual Property.    (a) (i) Except as provided in Section 3.17(a)(ii), the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all material Intellectual Property Rights which are used in or necessary for the conduct of the business of the Company and the Company Subsidiaries free and clear of all Liens and (ii) to the Company's knowledge, the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use all patents, patent rights, patent applications and patent disclosures which are used in or necessary for the conduct of the business of the Company and the Company Subsidiaries free and clear of all Liens.

        (b)   No claims, suits, proceedings or other actions are pending or, to the knowledge of the Company, threatened (i) with regard to the Company's or any Company Subsidiary's use or ownership of any of their respective Intellectual Property rights or (ii) alleging that the Company or any Company Subsidiary is infringing on, misappropriating or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing on the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property Right.

        (c)   Section 3.17(c) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Company Intellectual Property Rights licensed by the Company or any Company Subsidiary to any third party on an exclusive basis.

        (d)   There are no royalties, fees or other payments payable under any Contract by the Company or any Company Subsidiary to any third party by reason of the ownership, use, license, sale or disposition of any of the Company Intellectual Property Rights (other than Company Intellectual Property Rights that are off-the-shelf software).

        (e)   The Company and the Company Subsidiaries have taken all reasonable steps to protect the Company Intellectual Property Rights. For purposes of this Agreement, a "reasonable step to protect the Company Intellectual Property Rights" is a decision that a reasonable company in a position similar to that of the Company would make to pursue Intellectual Property protection for Intellectual Property reasonably deemed to be material to such company's operations in light of the costs and the likelihood of obtaining protection. To the Company's knowledge, all registrations which are owned by the

Company or any Company Subsidiary for Company Intellectual Property Rights are valid and in force (with all related filing fees due as of the date of this Agreement having been duly paid). Section 3.17(e) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all applications of the Company or any Company Subsidiary to register any unregistered copyrights, patents or trademarks and all such registrations are pending and in good standing, without challenge of any kind. There are no ongoing interferences, oppositions, reissues, reexaminations, cancellations, challenges or other proceedings involving any material Company Intellectual Property Rights, including ex parte and post grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar Governmental Entity. With respect to each patent application set forth on Section 3.17(e) of the Company Disclosure Letter (i) neither the Company nor any Company Subsidiary has made any intentional misrepresentation or misstatement or intentionally failed to disclose material information during the prosecution of such patent application, (ii) neither the Company nor any Company Subsidiary has sought or received a written opinion of patent counsel specifically opining as to the likelihood of obtaining or not obtaining patent rights under such patent application and (iii) such patent application was filed in the name of each and every inventor, as determined in accordance with applicable Law.

        (f)    The inventors of the inventions that are the subject of the current patent applications listed on Section 3.17(e) of the Company Disclosure Letter have executed agreements in the form attached to Schedule 3.17(f).

        (g)   All Company Intellectual Property Rights having a material value delivered by the Company or any Company Subsidiary in performance of a Company Government Contract or Company Government Subcontract, other than third party software, has included, in accordance with applicable Laws, the proper restrictive legends, such as "Restricted Rights," "Government Purpose Rights," "Limited Rights" or "Special Purpose Rights," within the meaning of the United States Federal Acquisition Regulations and, where applicable, agency supplemental regulations.

        (h)   There has been no disclosure of proprietary confidential information or trade secrets of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice and pursuant to Contracts requiring such third party to keep such Company Intellectual Property Rights confidential in perpetuity.

        (i)    Immediately following the Closing, all software systems and applications used by the Company or any Company Subsidiary in the operation of their businesses will be available for use by the Company or such Company Subsidiary on substantially the same terms and conditions under which the Company or such Company Subsidiary used such software systems and applications immediately prior to the Closing.

        (j)    As used in this Agreement:

          (i)    "Intellectual Property Rights" means all of the following: (i) patents, patent rights, patent applications and patent disclosures, (ii) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, (iv) computer software (including source code, object code, data, databases and documentations), (v) inventions, trade secrets, mask work, confidential information, know-how (whether or not patentable and whether or not reduced to practice) and (vi) other proprietary information and intellectual property.

          (ii)   "Company Intellectual Property Rights" means all Intellectual Property Rights owned by the Company or a Company Subsidiary.

        SECTION 3.18.    Transactions with Related Persons.    Section 3.18 of the Company Disclosure Letter sets forth a true and complete list of all Contracts, promises, commitments and understandings in effect as of the date of this Agreement with Related Persons, true and complete copies of which have been made available to Parent prior to the date of this Agreement, except with respect to any such oral Contract, promise, commitment or understanding, in which case a true and complete description thereof is set forth in Section 3.18 of the Company Disclosure Letter. Since December 31, 2003, neither the Company nor any Company Subsidiary has (a) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (b) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course as director, officer or employee of the Company or any Company Subsidiary), (c) entered into or modified in any manner any Contract, promise, commitment or understanding with or (d) borrowed any money from, or made or forgiven any loan or other advance to, any officer, director or affiliate of the Company or any Company Subsidiary or any person who has a family relationship (as defined in Item 401(d) of Regulation S-K) with any officer, director or affiliate (which shall include GTCR) of the Company or any Company Subsidiary (collectively, "Related Persons").

        SECTION 3.19.    Insurance.    Section 3.19 of the Company Disclosure Letter sets forth a true and complete list of all material policies of fire and casualty, liability and other forms of insurance owned or held by the Company or any Company Subsidiary. As of the date of this Agreement, all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

        SECTION 3.20.    Brokers; Schedule of Fees and Expenses.    No broker, investment banker, financial advisor or other person, other than Banc of America Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Company. As of the date of this Agreement, the estimated fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other transactions contemplated by the Transaction Agreements (including the fees of Banc of America Securities and the fees of the Company's legal counsel) are set forth in Section 3.20 of the Company Disclosure Letter.

        The Company has furnished to Parent a true and complete copy of all agreements between the Company and Banc of America Securities relating to the Merger and the other transactions contemplated hereby.

        SECTION 3.21.    Opinion of Financial Advisor.    The Company has received the opinion of Banc of America Securities, in customary form, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which opinion will be delivered to Parent by the Company promptly after receipt by the Company.

        SECTION 3.22.    No Additional Representations.    Parent and Sub acknowledge that neither the Company nor any other person advising or acting on behalf of the Company or any affiliate of the Company (i) has made any representation or warranty express or implied, including any implied representation or warranty, as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the businesses of or held by the Company or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the business conducted by the Company, in each case except as expressly set forth in this Agreement and the Company Disclosure Letter.

ARTICLE IV

Representations and Warranties of Parent and Sub

        Parent and Sub, jointly and severally, represent and warrant to the Company that:

        SECTION 4.01.    Organization, Standing and Power.    Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

        SECTION 4.02.    Sub.    (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        (b)   The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

        SECTION 4.03.    Authority; Execution and Delivery; Enforceability.    Each of Parent and Sub has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each such Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        SECTION 4.04.    No Conflicts; Consents.    (a) The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

        (b)   No Consent of, or registration, declaration or filing with, or notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under (A) the HSR Act and (B) Exon-Florio (ii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other transactions contemplated hereby and thereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.09, (vi) such other items that may be required solely by reason of the participation of the Company (as opposed to any other third party) in the transactions contemplated hereby and (vii) such other

Consents, registrations, declarations, filings, notices or permits, the failure of which to obtain or make is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

        SECTION 4.05.    Information Supplied.    None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        SECTION 4.06.    Brokers.    No broker, investment banker, financial advisor or other person, other than Wachovia Capital Markets, LLC and CSP Associates, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

        SECTION 4.07.    Section 2.03 of the DGCL.    Neither Parent nor Sub, nor any of their affiliates or associates is, or has been, an interested stockholder of the Company, as those terms are used in Section 203 of the DGCL.

        SECTION 4.08.    Financial Capability.    Parent has access to funds necessary to pay the consideration set forth in Article II, and at the Effective Time, will have sufficient cash to provide for payment of such consideration. Without limiting the foregoing, Parent's ability to consummate and to cause Sub to consummate the transactions contemplated hereby is not contingent on Parent's ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Closing Date.

        SECTION 4.09.    No Additional Representations.    The Company acknowledges that neither Parent nor Sub, nor any other person advising or acting on behalf of Parent, Sub or any affiliate of Parent or Sub has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Sub or the business conducted by Parent or Sub, in each case, except as expressly set forth in this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

        SECTION 5.01.    Conduct of Business.    (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly provided for in, or expressly contemplated by, this Agreement or the other Transaction Agreements, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, Governmental Entities and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly provided for in, or expressly contemplated by, this Agreement or the other Transaction Agreements, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

          (i)    (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) effect any reorganization or recapitalizations or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or

  (C) purchase, redeem or otherwise acquire (1) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary (other than issuances or grants of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Warrants outstanding on such date as required by their terms as in effect on the date of this Agreement), (2) any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (3) any Company Stock-Based Awards or other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock;

          (ii)   issue, deliver, sell or grant, pledge or otherwise encumber or subject to any Lien, (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (C) any Company Stock Based Awards, warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock, other than (1) the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement, (2) the issuance of Company Common Stock upon the exercise of the Warrants outstanding on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement, (3) (x) the issuance of Company Stock Options representing up to 40,000 shares of Company Common Stock in the ordinary course of business consistent with past practice and with an exercise price per share at least equal to the market value of the Company Common Stock on the date of issuance (with other material terms no more favorable than the terms of the Company Stock Options outstanding on the date of this Agreement that were issued under similar circumstances) to any employee of the Company or any Company Subsidiary (other than directors and executive officers of the Company or any Company Subsidiary) in connection with the hiring of such employee after the date of this Agreement and (y) the issuance of Company Common Stock upon the exercise of any Company Stock Options issued pursuant to clause (x) in accordance with their terms as in effect on the date so issued and (4) the issuance of Company Common Stock with respect to the purchase period in effect on the date of this Agreement, pursuant to the ESPP in accordance with its terms as in effect on the date of this Agreement;

          (iii)  amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

          (v)   except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Law or to comply with any Contract, Company Benefit Plan or Company Benefit Agreement entered into prior to the date hereof (complete and accurate copies of which have been heretofore delivered to Parent) and in accordance with their respective terms in effect as of the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining agreement or Company Benefit Plan (or any grants or awards thereunder), other than as expressly provided for in Section 6.04(d) or (2) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any Company Subsidiary and one or more of their respective current or former directors, officers, employees or consultants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever (including making discretionary grants or awards under any Company Benefit Plan or Company Benefit Agreement) to, any current or former director or officer, or, other than in the ordinary course of business consistent with past practice, any other current or former employee or consultant, except for any planned salary increases and payment of bonuses, each as described in Section 5.01(a)(v) of the Company Disclosure Letter, (C) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement, other than as expressly provided for in Section 6.04(a) or (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

          (vi)  amend or modify any Warrant, other than as expressly provided for in Section 6.04(c);

          (vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

          (viii)   sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien, any material assets (including Intellectual Property Rights), except in the ordinary course of business consistent with past practice;

          (ix)  (A) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for net short-term borrowings incurred in the ordinary course of business consistent with past practice in an amount not to exceed $12,000,000, or (B) make any loans, advances (other than in connection with indemnification obligations to the Company's officers and directors) or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

          (x)   make or agree to make any new capital expenditure or expenditures (other than a capital expenditure that constitutes an allowable contract expense under a Company Government Contract or Company Government Subcontract) or that, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000 in any fiscal quarter;

          (xi)  (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice or

  (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

          (xii) waive the benefits of, or agree to modify in any manner, any material confidentiality agreement or any standstill or similar agreement to which the Company or any Company Subsidiary is a party;

          (xiii)   (A) enter into a Contract, or make a Bid that if accepted would lead to a Contract, which if entered into, would be a Material Company Contract (provided that solely for purposes of this Section 5.01(a)(xiii)(A), $5,000,000 shall be substituted for $1,000,000 in Section 3.15(a)(i)) or a Contract with a Related Party or amend, revise, renew or terminate any Material Company Contract or Contract with a Related Party or (B) enter into any Contract to the extent consummation of the transactions contemplated hereby or compliance by the Company with the provisions of the Transaction Agreements is reasonably likely to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any Company Subsidiary under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract; or

          (xiv)   authorize any of, or commit or agree to take any of, the foregoing actions.

        (b) Certain Tax Matters.

          (i)    From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (A) timely file all material tax returns ("Post-Signing Returns") required to be filed; (B) timely pay all material taxes due and payable with respect to the taxable periods covered by such Post-Signing Returns; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (D) promptly notify Parent of any claim, suit, proceeding or other action or audit pending against or with respect to the Company or any of the Company Subsidiaries in respect of any material tax and not settle or compromise any such claim, suit, proceeding or other action or audit without Parent's prior written consent, which consent shall not be unreasonably withheld; and (E) not make or change any material tax election or settle or compromise any material tax liability without Parent's prior written consent.

          (ii)   The Company shall not and shall not permit any Company Subsidiary to enter into or effect any transaction that would result in a material recognition of income or gain by the Company or any Company Subsidiary, other than the transactions expressly required by the Transaction Agreements or transactions entered into or effected in the ordinary course of business consistent with past practice.

        (c)   Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that is reasonably likely to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party that is qualified as to materiality or Company Material Adverse Effect becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII, not being satisfied.

        (d)   Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has had or is reasonably likely to have a Company Material Adverse Effect. Parent shall promptly advise the Company orally and in writing of any change or event that has had or is reasonably likely to have a Parent Material Adverse Effect.

        SECTION 5.02.    No Solicitation.    (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal. The Company shall, and shall cause each Company Subsidiary and each Representative of the Company or any Company Subsidiary to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished to such person or its Representatives. Notwithstanding the foregoing, at any time prior to October 11, 2004, the Company Board may, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Company Takeover Proposal did not result from a breach of this Section 5.02, and subject to compliance with Section 5.02, (x) furnish information with respect to the Company and any Company Subsidiary to the person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive as a whole of such person than the Confidentiality Agreement (provided that all such information not previously provided to Parent is provided or made available on a prior or substantially concurrent basis to Parent) and (y) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(a) by the Company.

        (b)   Neither the Company Board nor any committee thereof shall (i) (A) recommend the approval or adoption of any Company Takeover Proposal, (B) determine that this Agreement or the Merger is no longer advisable, (C) withdraw (or modify in a manner adverse to Parent or Sub) the approval of this Agreement, the other Transaction Agreements, the Merger or any of the other transactions contemplated hereby or thereby, (D) recommend that the stockholders of the Company reject this Agreement, the other Transaction Agreements, the Merger or any of the other transactions contemplated hereby or thereby or (E) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.02(b)(i) being referred to herein as an "Adverse Recommendation Change"), (ii) adopt or approve any Company Takeover Proposal or resolve, agree or propose to adopt or approve any Company Takeover Proposal, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)), or resolve, agree or propose to take any such actions. Notwithstanding the foregoing, at any time prior to October 11, 2004, the Company Board may (i) if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, make an Adverse Recommendation Change or (ii) solely in response to a Superior Proposal that did not result from a breach of this Section 5.02, cause the Company to terminate this Agreement pursuant to Section 8.01(f) and concurrently enter into a binding Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that (A) no such termination of this

Agreement by the Company may be made, in each case until after the third business day following Parent's receipt of written notice from the Company advising Parent that the Company Board intends to terminate this Agreement pursuant to Section 8.01(f) and specifying the terms and conditions of, and the identity of any person making, the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three business day period); provided, however, that it is understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change and (B) the Company shall not terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless the Company shall have complied with all applicable requirements of Section 6.07(b) (including the payment of the Termination Fee prior to or simultaneously with such termination). In determining whether to make an Adverse Recommendation Change or to terminate this Agreement as described in this Section 5.02(b), the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise.

        (c)   The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status including any change to the terms of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of the Company Takeover Proposal (including any amendments or supplements thereto) and all such other material information provided in writing to the Company by the party making such Company Takeover Proposal.

        (d)   Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) complying with Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties or any other obligations under applicable Law.

        (e)   For purposes of this Agreement:

          "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Merger.

          "Superior Proposal" means any bona fide written offer by a third party that (i) if consummated would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to have a higher value than the consideration to be received by the Company's stockholders in connection with the Merger, taking into account, among other things, any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

ARTICLE VI

Additional Agreements

        SECTION 6.01.    Preparation of Information Statement.    The Company shall, as promptly as practicable following the date of this Agreement, prepare and file with the SEC the Information Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) shall reasonably consider all comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

        SECTION 6.02.    Access to Information; Confidentiality.    To the extent permitted by applicable Law and except as would conflict with (i) any confidentiality or nondisclosure agreement entered into in connection with (A) a potential merger or acquisition or (B) a potential teaming arrangement that was not consummated or (ii) any agreements set forth on Section 6.02 of the Company Disclosure Letter, the Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of supranational, national, federal, state, local or municipal (whether domestic or foreign) Law and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated July 9, 2004 between the Company and Parent (the "Confidentiality Agreement").

        SECTION 6.03.    Reasonable Best Efforts; Notification.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and by the other Transaction Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of the Transaction Agreements and (iv) the taking of all actions set forth in Section 6.03(a) of the Company Disclosure Letter and providing each other party cooperation reasonably necessary in connection with therewith.

        (b)   In connection with and without limiting the foregoing,

          (i)    (A) the Company and Parent shall promptly submit a joint filing and any requested supplemental information (collectively, the "Joint Filing") to the Committee on Foreign Investment in the United States ("CFIUS") pursuant to 31 C.F.R. Part 800 with regard to the transactions contemplated hereby and by the other Transaction Agreements, (B) Parent shall take responsibility for preparation and submission of the Joint Filing and (C) the Company hereby agrees to provide to Parent all requisite information and otherwise to assist Parent in a timely fashion in order for Parent to complete preparation and submission of the Joint Filing in accordance with this Section 6.03(b)(i), to respond to any inquiries from CFIUS or any other interested Governmental Entity in a timely fashion and to take all reasonable steps to secure the approval of CFIUS of the transactions contemplated hereby and by the other Transaction Agreements,

          (ii)   each party shall (A) promptly take all actions reasonably necessary to file the notification and report form required for the transactions contemplated hereby and provide any supplemental information in connection therewith pursuant to the HSR Act, and shall furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing with, or submission or response to, inquires from the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity in connection with obtaining approval under the HSR Act,(B) keep the other party apprised of the status of any inquiries or requests for additional information from, the FTC or the DOJ and comply promptly with any such inquiry or request and (C) participate in any interviews or meetings reasonably requested by the FTC or the DOJ in connection with the consummation of the transactions contemplated hereby or by the other Transaction Agreements, and

          (iii)  the Company and the Company Board shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any transactions contemplated hereby or this Agreement or any other Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

        (c)   Each of the Company, on the one hand, and Parent and Sub, on the other hand, shall promptly inform the other of any material communication received by such party from the FTC, the DOJ, CFIUS or any other Governmental Entity regarding the transactions contemplated hereby or by the other Transaction Agreements.

        (d)   The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality or Company Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

        (e)   The Company shall deliver to Parent at the Closing a duly executed and acknowledged certificate, in form and substance acceptable to Parent and in compliance with the code and Treasury regulations, certifying such facts as to establish that the sale of Company Common Stock is exempt from withholding under Section 1445 of the Code.

        (f)    Notwithstanding any provision herein to the contrary, this Agreement shall not require Parent or any of its affiliates to agree to any prohibition, limitation or other requirement of the type set forth in Section 7.02(c), and nothing in this Agreement shall authorize the Company or any Company Subsidiary to commit or agree to any of the foregoing (other than to operate the business of the Company under the terms of Parent's Special Security Agreement).

        SECTION 6.04.    Stock Options; Warrants; ESPP.    (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions (if any) as may be required to:

          (i)    provide that each vested and unexercised Company Stock Option (but not any purchase right under the ESPP) outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration per share of Company Common Stock over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised, which amount shall be paid as soon as practicable following the Effective Time, without interest;

          (ii)   provide that, with repsect to those individuals listed in Section 6.04(a)(ii) of the Company Disclosure Letter, each unvested Company Stock Option (but not any purchase right under the ESPP) outstanding immediately prior to the Effective Time (each, an "Unvested Option") shall be converted into the opportunity to receive on the applicable Payment Date for each portion of such Unvested Option (as described below) an amount of cash (each, an "Unvested Option Cashout Amount") equal to (A) the excess, if any, of (1) the Merger Consideration per share of Company Common Stock over (2) the exercise price per share of Company Common Stock subject to such Unvested Option, multiplied by (B) the number of shares of Company Common Stock subject to such portion of such Unvested Option, without interest; provided, however, that a holder of an Unvested Option shall receive the applicable Unvested Option Cashout Amount only if such holder remains employed with the Surviving Corporation or one of its affiliates through the applicable Payment Date; provided, further, that if such holder's employment with the Surviving Corporation or one of its affiliates is terminated by the Surviving Corporation or one of its affiliates other than for "Cause" or by such holder for "Good Reason" or by reason of such holder's death or "Disability" (each as defined in Section 6.04(a)(ii) of the Company Disclosure Letter), any remaining unpaid Unvested Option Cashout Amount shall be paid as soon as practicable following such termination of employment, without interest, and, for purposes of this Section 6.04(a)(ii), the "Payment Date" for each portion of an Unvested Option shall be as follows: (A) with respect to the portion of an Unvested Option that was originally scheduled to vest not more than 12 months following the Closing Date, the Payment Date shall be the Closing Date, (B) with respect to the portion of an Unvested Option that was originally scheduled to vest more than 12 months following the Closing Date but not more than 24 months following the Closing Date, the Payment Date shall be the six-month anniversary of the Closing Date, (C) with respect to the portion of an Unvested Option that was originally scheduled to vest more than 24 months following the Closing Date but not more than 36 months following the Closing Date, the Payment Date shall be the twelve-month anniversary of the Closing Date and (D) with respect to the portion of an Unvested Option that was originally scheduled to vest more than 36 months following the Closing Date, the Payment Date shall be the eighteen-month anniversary of the Closing Date;

          (iii)  provide that, with respect to all individuals other than those listed in Section 6.04(a)(ii) of the Company Disclosure Letter, each Unvested Option outstanding immediately prior to the Effective Time shall be, at the Effective Time, vested and converted into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration per share of

  Company Common Stock over (2) the exercise price per share of Company Common Stock subject to such Unvested Option, multiplied by (B) the number of shares of Company Common Stock for which such Unvested Option shall not theretofore have been exercised, which amount shall be paid as soon as practicable following the Effective Time, without interest;

          (iv)  make such other changes to the Company Stock Plan as the Company and Parent may agree are appropriate to give effect to the Merger and the terms of this Agreement.

        (b)   All amounts payable pursuant to Section 6.04(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom.

        (c)   The Company shall use its reasonable best efforts to provide that each Warrant outstanding immediately prior to the Effective Time shall be canceled at the Effective Time in exchange for a lump sum cash payment equal to (i) the excess of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Warrant, multiplied by (ii) the number of shares of Company Common Stock for which such Warrant shall not theretofore have been exercised.

        (d)   As soon as practicable following the date of this Agreement, the Company Board shall adopt such resolutions or take such other actions (if any), including amending the ESPP, as may be required to provide that (i) no new offering period under the ESPP shall be commenced on or after the date of this Agreement, (ii) no additional participants shall be permitted to participate in the ESPP during the offering period in effect as of the date of this Agreement and no ESPP participant shall be permitted to increase his or her rate of contributions under the ESPP, (iii) any offering period under the ESPP in effect as of the date of this Agreement that is still outstanding immediately prior to the Effective Time shall terminate immediately prior to the Effective Time and the purchase rights of each participant thereunder shall be canceled, with each such participant becoming entitled to receive in exchange therefor a cash payment in an amount equal to the sum of (A) the product of (x) the maximum number of whole shares of Company Common Stock that such participant could have purchased at such time with such participant's then-accumulated payroll contributions under the ESPP based on the purchase price per share of Company Common Stock applicable under such offering period determined pursuant to the terms of the ESPP, multiplied by (y) the Merger Consideration per share of Company Common Stock and (B) the portion, if any, of such participant's then-accumulated payroll contributions under the ESPP that would remain following the purchase of whole shares pursuant to clause (A) and (iv) the ESPP shall terminate effective as of the Effective Time (or, if earlier, as of the expiration of the offering period in effect as of the date of this Agreement).

        (e)   The Company shall ensure that following the Effective Time, no holder of a Warrant or Company Stock Option (or former holder of a Warrant or Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including "phantom" stock or stock appreciation rights).

        SECTION 6.05.    Employee Matters.    (a) Through December 31, 2005, the employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries (the "Continuing Employees") shall receive base salary, incentive opportunities (other than equity-based compensation), welfare benefits and pension benefits that in the aggregate are substantially comparable to such benefits provided under the Company's employee benefit plans, policies or arrangements to such employees immediately prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation nor any Company Subsidiary shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company

Subsidiary or (C) any Company Stock Based Awards, warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock; provided, further, that no plans or arrangements of the Company or any Company Subsidiary providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate. With respect to equity-based compensation, Continuing Employees shall be treated by Parent in substantially the same manner as it treats other similarly situated peer employees.

        (b)   Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

        (c)   Parent shall grant all Continuing Employees credit for all service with the Company and its affiliates and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized by the Company and its affiliates, including eligibility, vesting and benefit accrual purposes (other than benefit accrual purposes under defined benefit pension plans) under all health, disability, vacation, severance and pension plans (other than post-employment health and post-employment life insurance plans) that are made available by Parent for the benefit of the Continuing Employees, except to the extent such credit would result in duplication of benefits; provided, however, that Parent shall have no obligation to provide to any Continuing Employee the opportunity to participate in any defined benefit pension plan or post-employment health and post-employment life insurance plan.

        (d)   With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent and its subsidiaries (including the Surviving Corporation) shall use commercially reasonable efforts to (i) waive, or cause to be waived, all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

        (e)   Parent shall cause the Company to honor the terms of Company's 2004 Short Term Incentive Plan in effect on the date of this Agreement (as previously disclosed to Parent) (the "STIP"), and shall pay all amounts actually earned under the terms of the STIP (based on actual performance for the full 2004 calendar year as substantiated to the reasonable satisfaction of Parent) in the first quarter of 2005. Parent agrees that it shall not terminate or amend the STIP following the Effective Time in a manner that would adversely affect the awards that may be earned by individuals who are participants in the STIP immediately prior to the Effective Time.

        SECTION 6.06.    Indemnification.    (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company (each, an "Indemnified Party") for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws, and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

        (b)   For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $2,400,000.

        (c)   In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 6.06.

        (d)   Parent shall pay all reasonable expenses, including reasonable attorney's fees, incurred by any Indemnified Party in connection with successfully enforcing the indemnity and other obligations provided in this Section 6.06.

        (e)   The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter or Company Bylaws, any indemnification agreement or the DGCL or otherwise. The provisions of this Section 6.06 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

        SECTION 6.07.    Fees and Expenses.    (a) Except as may be otherwise expressly provided for in this Agreement, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that (a) the Company and Parent shall divide equally the costs incurred in connection with the printing and mailing of the Information Statement, unless the Company enters into an Acquisition Agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Takeover Proposal, in which case the Company shall pay all such costs, and (b) Parent shall pay all costs incurred in connection with the preparation, printing and mailing of all materials relating to the debt tender.

        (b)   In the event that (i) (A) a Company Takeover Proposal has been made to the Company or its stockholders or a Company Takeover Proposal shall have otherwise become publicly known, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Company Takeover Proposal (provided that, solely for purposes of this Section 6.07(b), the number "40" shall be substituted for the number "20" in the definition of Company Takeover Proposal), (ii) this Agreement is terminated by the Company pursuant to Section 8.01(f) or (iii) this Agreement is terminated by Parent pursuant to Section 8.01(c), then the Company shall pay Parent a fee equal to $16,350,000 (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 8.01(f), prior to or simultaneously with such termination, (y) in the case of a termination by Parent pursuant to Section 8.01(c), within two business days after such termination and (z) in the case of a payment as a result of any event referred to in Section 6.07(b)(i)(C), upon the consummation of such Company Takeover Proposal.

        (c)   The Company acknowledges that the agreements contained in Section 6.07(b) are an integral part of the transactions contemplated hereby and by the other Transaction Agreements, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 6.07(b) and, in order to obtain such payment, Parent commences a claim, suit, proceeding or other action that results in a Judgment against the Company, the Company shall pay to Parent interest on the amount set forth in Section 6.07(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

        SECTION 6.08.    Public Announcements.    Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by the Transaction Agreements and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to the rules of any securities exchange or self regulatory authority (including the Nasdaq National Market, the London Stock Exchange and the rules and regulations of the U.K. Listing Authority).

        SECTION 6.09.    Transfer Taxes.    Subject to Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by either Parent or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any tax returns with respect to such Transfer Taxes, including supplying in a timely manner any information with respect to such property that is reasonably necessary to complete such tax returns.

        SECTION 6.10.    Stockholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent's consent, which shall not be unreasonably withheld.

        SECTION 6.11.    Company Securities.    Between the date hereof and the Effective Time, neither Parent nor any of its affiliates shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any equity securities of the Company other than pursuant to the Merger (except for securities acquired for pension or other benefit plans).

ARTICLE VII

Conditions Precedent

        SECTION 7.01.    Conditions to Each Party's Obligation To Effect The Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

        (b)   Governmental Approvals. (i) Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, and all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, in each case, in connection with foreign anti-trust or competition Laws necessary for the consummation of the Merger and the other transactions contemplated by the Transaction Agreements shall have been obtained or filed or shall have occurred and (ii) the period of time for any applicable review process by CFIUS under Exon-Florio shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the Merger or the other transactions contemplated by the Transaction Agreements on the basis that they threaten to impair the national security of the United States.

        (c)   No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or Law preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

        SECTION 7.02.    Conditions to Obligations of Parent and Sub.    The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

        (a)   Representations and Warranties.

          (i)    The representations and warranties of the Company in this Agreement, without regard to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct is not reasonably likely, individually or in the aggregate, to have an effect that is a Material Adverse Change.

          (ii)   The representations and warranties of the Company set forth in Sections 3.03, 3.12, 3.13(b), 3.13(c), 3.15(a)(iv), 3.15 (c)(iii), (iv) and (v), 3.15(d) and 3.15(f) that are qualified as to materiality or Company Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

          (iii)  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of clauses (i) and (ii) above.

        (b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

        (c)   No Government Litigation. There shall not be pending or threatened any suit, proceeding or other action by any Governmental Entity that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, (ii) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby, (iii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries (other than to require that the business of the Company be operated under Parent's Special Security Agreement), or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other

Transaction, (iv) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, or (v) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Surviving Corporation.

        (d)   Absence of Material Adverse Change. Since December 31, 2003, there shall not have been any Material Adverse Change.

        SECTION 7.03.    Condition    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

        (a)   Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement, without regard to any materiality or Parent Material Adverse Effect qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

        (b)   Performance of Obligations of the Parent and Sub. Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

        SECTION 8.01.    Termination.    This Agreement may be terminated at any time prior to the Effective Time:

        (a)   by mutual written consent of Parent, Sub and the Company;

        (b)   by either Parent or the Company:

          (i)    if the Merger is not consummated on or before January 31, 2005 (the "Outside Date"), unless the failure to consummate the Merger is the result of a wilful and material breach of any Transaction Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

          (ii)   if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

        (c)   by Parent, if an Adverse Recommendation Change shall have occurred;

        (d)   by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured by the Outside Date; provided that Parent has given 30 days written notice to the Company of such breach; and provided further that Parent is not then in wilful and material breach of any representation, warranty, covenant or other agreement contained in any Transaction Agreement;

        (e)   by the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured by the Outside Date; provided that the Company has given 30 days written notice to Parent and Sub of such breach; and provided further that the Company is not then in wilful and material breach of any representation, warranty, covenant or agreement contained in any Transaction Agreement; or

        (f)    by the Company prior to October 11, 2004 in accordance with Section 5.02(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein.

        SECTION 8.02.    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.20, Section 4.06, the last sentence of Section 6.02, Section 6.07, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in any Transaction Agreement.

        SECTION 8.03.    Amendment.    This Agreement may be amended by the parties at any time; provided, however, that (i) there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 8.04.    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 8.05.    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX

General Provisions

        SECTION 9.01.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 9.02.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or upon receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)
    if to Parent or Sub, to

    BAE SYSTEMS North America Inc.
    ]1601 Research Boulevard
    Rockville, MD 20850
    Attention: General Counsel
    Phone: (301) 838-6000
    Fax: (301) 838-6942

    with a copy to:

    Cravath, Swaine & Moore LLP
    825 Eighth Avenue
    New York, NY 10019
    Phone: (212) 474-1000
    Fax: (212) 474-3700
    Attention:  Philip A. Gelston, Esq.
    Sarkis Jebejian, Esq.

    (b)
    if to the Company, to

    DigitalNet Holdings, Inc.
    2525 Network Place
    Herndon, VA 20171
    Phone: (703) 563-7500
    Fax: (703) 563-7601
    Attention: Jack Pearlstein

    with a copy to:

    Fried, Frank, Harris, Shriver & Jacobson LLP
    1001 Pennsylvania Avenue, NW
    Washington, DC 20004
    Phone: (202) 639-7000
    Fax: (202) 639-7003
    Attention: Richard A. Steinwurtzel, Esq.
    Andrew P. Varney, Esq.

        SECTION 9.03.    Definitions.    For purposes of this Agreement:

        An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

        A "business day" means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York or London, England.

        A "Company Material Adverse Effect" means a material adverse effect on (i) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated by the Transaction Agreements.

        A "Material Adverse Change" means any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect, other than events, changes, effects and developments (i) caused by a disruption in supplier, distributor or partner relationships or the loss of employees, in each case, as a result of the announcement of the Merger, (ii) relating to the economy in general or to the Company's industry in general and not specifically relating to the Company or any Company Subsidiary or (iii) relating to the payment of any amounts due to, or other provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment agreements, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement; provided that such payments and benefits are set forth on Section 9.03 of the Company Disclosure Letter. For purposes of this definition of "Material Adverse Change," changes in the market price or trading volume of Company Common Stock after the date hereof will not alone constitute a Material Adverse Change.

        A "Parent Material Adverse Effect" means a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other transactions contemplated by the Transaction Agreements.

        A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

        A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        SECTION 9.04.    Interpretation.    When a reference is made in this Agreement to a Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereby", "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

        SECTION 9.05.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 9.06.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 9.07.    Entire Agreement; No Third-Party Beneficiaries.    The Transaction Agreements, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and by the other Transaction Agreements and (b) except for Sections 6.04 and 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by the Company's stockholders.

        SECTION 9.08.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the Laws of Delaware are mandatorily applicable to the Merger.

        SECTION 9.09.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.10.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware or any Delaware state court in the event any dispute arises out of any Transaction Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any transaction contemplated hereby in any court other than any New York state court, any Federal court sitting in the State of New York or the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any transaction contemplated hereby.

        SECTION 9.11.    Disclosure Letter.    Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections; provided, however, that such disclosure shall not be deemed an admission or representation as to the materiality of the item disclosed.

        IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

BAE SYSTEMS NORTH AMERICA INC.,
by	/s/ SHEILA C. CHESTON Name: Sheila C. Cheston Title: Senior Vice President, General Counsel and Secretary
BAE SYSTEMS ACQUISITION CORP.,
by	/s/ SHEILA C. CHESTON Name: Sheila C. Cheston Title: Vice President and Assistant Secretary
DIGITALNET HOLDINGS, INC.
by	/s/ KEN S. BAJAJ Name: Ken S. Bajaj Title: Chief Executive Officer

ANNEX B

September 11, 2004

Board of Directors
DigitalNet Holdings, Inc.
2525 Network Place
Herndon, VA 20171

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of DigitalNet Holdings, Inc. (the "Company") of the consideration proposed to be received by such stockholders provided for in connection with the proposed merger (the "Merger") of the Company with a wholly owned subsidiary (the "Acquisition Subsidiary") of BAE Systems North America (the "Purchaser"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 11, 2004 (the "Agreement") to be entered into among the Company, the Purchaser and the Acquisition Subsidiary, the Company will become a wholly owned subsidiary of the Purchaser, and stockholders of the Company will receive for each share of common stock, par value $0.001 per share, of the Company (the "Company Common Stock"), held by them, other than shares held in treasury or held by the Purchaser or any affiliate of the Purchaser or as to which appraisal rights have been perfected, consideration equal to $30.25 per share in cash. The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

  (i)
  reviewed certain publicly available financial statements and other business and financial information of the Company;

  (ii)
  reviewed certain internal financial statements and other financial and operating data concerning the Company;

  (iii)
  analyzed certain financial forecasts prepared by the management of the Company;

  (iv)
  discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

  (v)
  reviewed the reported prices and trading activity for the Company Common Stock;

  (vi)
  compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies we deemed relevant;

  (vii)
  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

  (viii)
  reviewed the September 10, 2004 draft of the Agreement (the "Draft Agreement") and certain related documents; and

  (ix)
  performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the final

B-1

executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us, and that the Merger will be consummated as provided in the Draft Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Agreement and without any waivers thereof.

We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the Agreement, or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Agreement or the transactions contemplated thereby. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to the Agreement and the transactions contemplated thereby, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger solely to render this opinion and will receive a fee for our services, portions of which are contingent upon the rendering of this opinion and the consummation of the Merger. Bank of America, N.A., an affiliate of ours, serves as administrative agent bank and is a lender under the Company's senior credit facility, and a lender under the senior credit facility of the Purchaser's Parent, BAE Systems plc (the "Ultimate Parent"), and has received fees for the rendering of such services. We or our affiliates have provided and may in the future provide financial advisory and financing services to the Company and the Purchaser and have received or may in the future receive fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of the Company and the Ultimate Parent for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel.    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote with respect to the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received by the Company's stockholders in the proposed Merger is fair from a financial point of view to the Company's stockholders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A information or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either: (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that is entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

QuickLinks

NOTICE OF ACTION BY WRITTEN CONSENT AND OF APPRAISAL RIGHTS October 4, 2004
DIGITALNET HOLDINGS, INC. INFORMATION STATEMENT October 4, 2004

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
THE COMPANIES
THE MERGER
THE MERGER AGREEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION

GLOSSARY OF DEFINED TERMS
ARTICLE I The Merger
ARTICLE II Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates
ARTICLE III Representations and Warranties of the Company
ARTICLE IV Representations and Warranties of Parent and Sub
ARTICLE V Covenants Relating to Conduct of Business
ARTICLE VI Additional Agreements
ARTICLE VII Conditions Precedent
ARTICLE VIII Termination, Amendment and Waiver
ARTICLE IX General Provisions
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW APPRAISAL RIGHTS